Exhibit 2.1

EXECUTION VERSION

WM TEXAS INTERNATIONAL, LP
(a Texas limited partnership),

SH GEORGIA, INC.
(a Georgia corporation),

THE PRINCIPAL OWNERS IDENTIFIED HEREIN

AND

WOODMARK INTERNATIONAL, L.P.
(a Delaware limited partnership)

ASSET PURCHASE AGREEMENT

Dated as of June 30, 2004

v

INDEX TO SCHEDULES

SCHEDULE I	Principal Owners
SCHEDULE III	Excluded Property
SCHEDULE IV	Purchased Property
SCHEDULE 2.4(a)	Assumed Liabilities
SCHEDULE 5.2	Qualification to do Business
SCHEDULE 5.5	Consents and Approvals (Representations)
SCHEDULE 5.7(a)	Absence of Certain Changes or Events (Changes or Losses)
SCHEDULE 5.7(b)	Absence of Certain Changes or Events (Ordinary Course)
SCHEDULE 5.11(a)(i)	Leases (List of Leases)
SCHEDULE 5.11(a)(ii)	Leases (Consents)
SCHEDULE 5.11(e)	Leases (Guarantees)
SCHEDULE 5.11(h)	Leases (Mortgages, Etc.)
SCHEDULE 5.12	Equipment and Machinery
SCHEDULE 5.13(a)	Intellectual Property; Intangible Assets (Intellectual Property)
SCHEDULE 5.13(b)	Intellectual Property; Intangible Assets (Licenses)
SCHEDULE 5.13(c)	Intellectual Property; Intangible Assets (Intangible Assets)
SCHEDULE 5.16	Litigation
SCHEDULE 5.17	Contracts
SCHEDULE 5.18	Receivables
SCHEDULE 5.20(a)	Employee Plans
SCHEDULE 5.21	Customers, Suppliers and Competitors
SCHEDULE 5.22	Insurance
SCHEDULE 5.27(e)	Environmental Matters (Former Properties)
SCHEDULE 5.30	No Conflict or Violation
SCHEDULE 9.1(a)	Business Employee Offerees
SCHEDULE 9.1(b)	Assumed Plans
SCHEDULE 12.3	Consents and Approvals (Conditions)

INDEX TO EXHIBITS

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Assignment of Lease
EXHIBIT C	Form of Assumed Note
EXHIBIT D	Form of Bill of Sale
EXHIBIT E	Form of Escrow Agreement
EXHIBIT F	Form of Fortress Guaranty
EXHIBIT G	Form of Fortress Note
EXHIBIT H	Form of Non-Competition Agreement
EXHIBIT I	Form of Peterson Employment Agreement
EXHIBIT J	Form of Purchaser Note
EXHIBIT K	Form of Sherstad Employment Agreement
EXHIBIT L	Form of Opinion of Counsel

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of June 30, 2004 (this “Agreement”), by and among WM Texas International, LP, a Texas limited partnership formerly known as Woodmark International, L.P. (“Parent”), SH Georgia, Inc., a Georgia corporation formerly known as Stair House, Inc. and a wholly owned subsidiary of Parent (“Subsidiary” and, together with Parent, the “Sellers”), the Persons (as hereinafter defined) set forth on Schedule I attached hereto (the “Principal Owners”) and Woodmark International, L.P., a Delaware limited partnership (the “Buyer”).

W I T N E S S E T H:

WHEREAS, the Buyer desires to purchase certain of the assets of the Sellers, and the Sellers desire to sell such assets to the Buyer, in each case upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in connection with such purchase and sale of the Sellers’ assets, the Sellers desire to assign to the Buyer certain liabilities of the Sellers, and the Buyer desires to accept such assignment and to assume such liabilities, in each case upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

SECTION 1.           DEFINITIONS.

In addition to the terms defined elsewhere in this Agreement, as used herein, the following terms shall have the following respective meanings:

“Accounts Receivable” shall mean all accounts and notes receivable, including, without limitation, the Subsidiary Receivable, of the Sellers relating to the Business, existing on the Closing Date.

“Adjusted Business EBIT” shall mean an amount equal to $5,100,000.

“Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Assigned Contracts” shall mean the rights of the Sellers under, collectively, the Leased Real Property (as hereinafter defined) and the Contracts.

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement substantially in the form attached as Exhibit A hereto.

“Assignment of Lease” shall mean an Assignment and Assumption of Lease with respect to each Leased Real Property substantially in the form attached as Exhibit B hereto.

“Assumed Note” shall mean a promissory note in the aggregate principal amount of the Assumed Note Balance issued by the Buyer to Samuel G. Sherstad and Becky Sherstad, substantially in the form attached as Exhibit C hereto.

“Assumed Note Balance” shall mean an amount equal to $2,190,000, representing the amount of the outstanding principal under the Sherstad Note that, pursuant to and in accordance with the Assumed Note, is being assumed by the Buyer at the Closing.

“Balance Sheet” shall mean the audited balance sheet of the Seller as of December 31, 2003 included in the Financial Statements.

“Bill of Sale” shall mean the Bill of Sale substantially in the form attached as Exhibit D hereto.

“Business” shall mean all the respective business activities and operations of the Sellers other than any such activities or operations relating to the Excluded Business.

“Business Day” shall mean days other than Saturdays, Sundays and holidays or days on which banks in the States of New York or Texas are authorized or required by law to close.

“Closing Date” shall mean June 30, 2004 or such other date as the parties shall mutually agree upon but in no event later than July 30, 2004.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contingent Payment” shall mean the Optional Payment or the Demand Payment (as each such term is hereinafter defined).

“Contracts” shall mean, collectively, the Employment and Labor Agreements, Leases, Purchase Orders, Sales Orders, Sales Representative Agreements and Other Contracts set forth on Schedule 5.17.

“Demand Payment Amount” shall mean an amount equal to the product of (i) the product of (A) the Demand Payment EBIT, less the Adjusted Business EBIT, multiplied by (B) five, multiplied by (ii) 0.08.

“Demand Payment EBIT” shall mean the net income of the Buyer for its fiscal year ending on December 31, 2008, plus an amount which, in the determination of such net income for such year, has been deducted for (i) interest expense for such year and (ii) all taxes relating to the income of the Buyer for such period, in each case determined in accordance with GAAP applied on a consistent basis.

“Environmental Law(s)” shall mean any federal, state, or local statute, regulation, ordinance, order, decree, or other requirement of law (including, without limitation, common law) relating to protection of human health or welfare, natural resources or the environment or to the identification, generation, use, transportation, handling, discharge, emission, treatment, storage or disposal of any pollutant, contaminant, hazardous or solid waste, or any hazardous or toxic substance or material.  Without limiting the generality of the foregoing, Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. 300(f) et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; each as amended, together with the regulations promulgated thereunder, permits issued thereunder, and analogous state and local statutes, regulations and ordinances.

“Equipment and Machinery” shall mean (a) all the equipment, machinery, furniture, fixtures and improvements, tooling, spare parts, supplies and vehicles used by the Sellers in or with respect to the operations of the Business as of the Closing Date (including, without limitation, all such items as set forth on the Balance Sheet, with additions thereto (net of dispositions) in the ordinary course of the Business), (b) all the replacements for any of the foregoing owned or leased by either Seller, (c) any rights of either Seller to the warranties (to the extent assignable) and licenses received from manufacturers and sellers of the aforesaid items and (d) any related claims, credits, rights of recovery and set-off with respect thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agreement” shall mean an Escrow Agreement substantially in the form attached as Exhibit E hereto.

“Excluded Business” shall mean the respective business activities and operations of the Sellers relating to Fortress.

“Excluded Property” shall mean the assets and properties of the Sellers used in the operations of the Excluded Business and that are not primarily used in the operations of the Business or are specifically set forth on Schedule III.

“Files and Records” shall mean all files and records, whether in hard copy, computer or magnetic format, of either Seller relating to the Business or the Purchased Property, including, without limitation, the following types of files and records specifically relating to the Business:  customer and supplier files, equipment maintenance records, equipment warranty information, plant plans, specifications and drawings, equipment drawings, trade secrets and customer specifications and all files relating to employees of the Business employed by the Buyer following the Closing, correspondence with national, state and local governmental agencies relating to the operation of the Business and related files and records of either Seller.

“Fortress” shall mean Fortress Iron, L.P., a Texas limited partnership.

“Fortress Guaranty” shall mean a personal guaranty by Samuel G. Sherstad of all of Fortress’ obligations under the Fortress Note, substantially in the form attached as Exhibit F hereto.

“Fortress Note” shall mean a promissory note in the aggregate principal amount of $904,000 issued by Fortress to the Buyer, substantially in the form attached as Exhibit G hereto.

“Fortress Transaction” shall mean, at all times during the lifetime of Samuel G. Sherstad, any transfer, pledge, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, or disposition of Fortress or any interest therein, including, without limitation, by way of any merger, consolidation or other business reorganization involving Fortress, the sale or transfer of any partnership or other interest in Fortress or the sale or transfer of a material portion of the assets, or any material asset, of Fortress; provided, however, that “Fortress Transaction” shall not include any merger or consolidation of Fortress with or into any Person 100% of the capital stock or equity interests of which are owned directly or indirectly by the Principal Owners or any spouse and/or child of any Principal Owner or any trusts established for the benefit of any of the foregoing Persons, or any sale or transfer of any partnership or other interest in Fortress or the sale or transfer of a material portion of the assets, or any material asset, of Fortress to any such Persons; provided, further, that, as a condition to the effectuation of any such transaction, each such Person shall have agreed in writing to perform the obligations of the Sellers, their respective Affiliates and the Principal Owners set forth in Section 7.13.

“GAAP” shall mean generally accepted accounting principles.

“Government” shall mean any agency, division, subdivision, audit group or procuring office of the Government of the United States or any foreign government, including the employees or agents thereof.

“Hazardous Substance” shall mean:  any product, substance, gas, chemical, material, microbial matter, or waste, whose presence, nature, quantity or concentration, either by itself or in combination with other materials, is (a) injurious to human health or safety, the environment or natural resources; (b) regulated, monitored or subject to reporting under any Environmental Law; or (c) a basis for liability under any Environmental Law.

“Income Tax” or “Income Taxes” shall mean all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including, but not limited to, any capital gains, minimum Taxes and any Taxes on items of Tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above or (iii) withholding Taxes measured by, or calculated with respect to, any payments or distributions (other than wages).

“Intangible Assets” shall mean all intangible personal property rights, including, without limitation, all rights on the part of either Seller to proceeds of any insurance policies and all claims on the part of either Seller for recoupment, reimbursement and coverage under any insurance policies, in each case in connection with or relating to the Business and all goodwill of either Seller relating to the Business, and including, without limitation, those items listed on Schedule 5.13.

“Intellectual Property” shall mean:  (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works (including, without limitation, all software developed by the Sellers), all copyrights and all applications, registrations and renewals in connection therewith; (iv) all mask works and all applications, registrations and renewals in connection therewith; (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) all computer software (including data and related documentation); (vii) internet web site, domain names and registrations pertaining thereto and all intellectual property used in connection with or contained in the Sellers’ Web sites; (viii) all other proprietary rights, including all rights under agreements related to the foregoing; and (ix) all copies and tangible embodiments thereof (in whatever form or medium); including, without limitation, those items listed on Schedule 5.13.

“Inventory” shall mean (i) all the finished goods, raw materials, work in progress and inventoriable supplies (whether or not in the possession of, or otherwise in transit to, either Seller) owned by either Seller as of the Closing Date (including, without limitation, all such items as set forth on the Balance Sheet, with additions thereto (net of dispositions) in the ordinary course of business) for use in the operations of the Business, (ii) any and all rights of either Seller to the warranties received from its suppliers with respect to such inventory and related claims, credits, rights of recovery and set-off with respect thereto and (iii) any and all deposits and prepayments given or made in respect of any of the items described in the foregoing (i) and (ii).

“Knowledge” means (i) with respect to either Seller, the knowledge, after due inquiry under the circumstances, of Samuel G. Sherstad at any time during all periods up to and including, but not after, the Closing Date, and (ii) with respect to the Buyer, the knowledge, after due inquiry under the circumstances, of Joseph A. Molino, Jr. at any time during all periods up to and including, but not after, the Closing Date.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement.

“Material Adverse Effect” shall mean a material adverse effect on the operations, properties, condition (financial or otherwise) or prospects of either Seller, the Business or the Purchased Property, taken as a whole, except any such effect resulting from or arising in connection with changes in economic, regulatory or political conditions generally, including acts of war or terrorism, or changes in the retail sector.

“Non-Competition Agreement” shall mean a non-competition agreement, substantially in the form of Exhibit H hereto.

“Obsolete Inventory” is Inventory which, at December 31, 2003, was not usable or saleable in the lawful and ordinary course of business of the Business as now conducted and as contemplated to be conducted because of legal restrictions, failure to meet specifications, loss of market, damage, physical deterioration or for any other cause, in each case net of reserves provided therefor on the Balance Sheet.

“Optional Payment Amount” shall mean an amount equal to the product of (i) the product of (A) the Optional Payment EBIT, less the Adjusted Business EBIT, multiplied by (B) six, multiplied by (ii) 0.08.

“Optional Payment EBIT” shall mean the net income of the Buyer for its fiscal year ending on December 31, 2006, plus an amount which, in the determination of such net income for such year, has been deducted for (i) interest expense for such year and (ii) all taxes relating to the income of the Buyer for such period, in each case determined in accordance with GAAP applied on a consistent basis.

“Other Contracts” shall mean all Equipment and Machinery leases, and all indentures, loan agreements, security agreements, partnership or joint venture agreements, license agreements, service contracts, guarantees and warranties in favor of either Seller, employment, commission and consulting agreements, suretyship contracts, letters of credit, reimbursement agreements, distribution agreements, contracts or commitments limiting or restraining either Seller from engaging or competing in any lines of business or with any Person, documents granting the power of attorney with respect to the affairs of either Seller, agreements not made in the ordinary course of business of either Seller, options to purchase any assets or property rights of either Seller, working capital maintenance or other form of guaranty agreements, and all other agreements to which either Seller is a party and which are related to the operations of the Business, but excluding Employment and Labor Agreements, Leases, Purchase Orders, Sales Orders and Plans and those Contracts listed on Schedule 2.4(b).

“Peterson Employment Agreement” shall mean the Employment Agreement substantially in the form of Exhibit I hereto.

“Person” shall mean any individual, corporation, partnership (general or limited), joint venture, association, joint-stock company, trust, unincorporated organization or Government.

“Products” shall mean (i) the products manufactured or in the process of design or development for manufacturing by either Seller as of the Closing Date (including, but not limited to, any product necessary and useful for the performance of any Contract) and (ii) any products manufactured or which were in the process of design or development for manufacturing by either Seller (or its predecessors in interest) in the last five years.

“Purchase Orders” shall mean all the Sellers’ outstanding purchase orders, contracts or other commitments to suppliers of goods and services for materials, supplies or other items used in the Business.

“Purchased Property” shall mean the Accounts Receivable, Assigned Contracts, Equipment and Machinery, Files and Records, Intangible Assets, Intellectual Property, Inventory, Licenses and Permits, Leased Real Property, any prepaid expenses and other assets relating to the operations of the Business as of the Closing Date (including, without limitation, all such items as are set forth on the Balance Sheet, with additions thereto (net of dispositions) in the ordinary course of business), any cash on hand of the Sellers as of the Closing Date (other than any such cash that is Excluded Property), and all software, software systems, databases and all other information systems used in the Business and shall include all the tangible and intangible assets of either Seller or its Affiliates used in the Business or otherwise related thereto, including, without limitation, any of the foregoing set forth on Schedule IV.  Notwithstanding anything to the contrary contained in this Agreement, Purchased Property shall not include any Excluded Property.

“Purchaser Note” shall mean a promissory note in the aggregate principal amount of $1,333,000 issued by the Purchaser to Parent, substantially in the form of Exhibit J hereto.

“Sales Orders” shall mean all of the Sellers’ sales orders, contracts or other commitments to purchasers of goods and services of the Business.

“Sales Representative Agreement” shall mean any agreement relating to the engagement or retention of any sales, marketing or similar representative of either Seller or with respect to any Product, in each case, together with all amendments and supplements thereto.

“Sherstad Employment Agreement” shall mean the Employment Agreement substantially in the form of Exhibit K hereto.

“Sherstad Note” shall mean that certain promissory note, dated September 30, 2000, as modified on July 28, 2003, in the aggregate principal amount of $4,677,954, issued by Parent to Samuel G. Sherstad and Becky Sherstad.

“Subsidiary Receivable” shall mean all amounts payable to Subsidiary under that certain (i) Promissory Note and Security Agreement, dated April 7, 2003, in the aggregate principal amount of $83,350.39, issued by Stair Systems Holding Company to Subsidiary, and the related guaranty thereof by David E. Taylor, and (ii) Promissory Note and Security Agreement, dated May 12, 2004, in the aggregate principal amount of $105,905.39, issued by Stair Systems Holding Company to Subsidiary, and the related guaranty thereof by David E. Taylor.

“Surplus Inventory” is Inventory that, at December 31, 2003, exceeded 12 months’ supply based on sales during the 12 months ended December 31, 2003.

“Taxes” shall mean for all purposes of this Agreement all taxes however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any Government, which taxes shall include, without limiting the generality of the foregoing, all Income Taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, gains taxes, workmen’s compensation taxes and other obligations of the same or a similar nature, whether arising before, on or after the Closing; and “Tax” shall mean any one of them.

“Tax Returns” shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Government in connection with the determination, assessment, collection or administration of any Taxes.

“Transaction Documents” shall mean this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Escrow Agreement, each Assignment of Lease, the Sherstad Employment Agreement, the Peterson Employment Agreement, the Purchaser Note, the Assumed Note, the Fortress Note, the Fortress Guaranty and the agreements, certificates, instruments and documents contemplated hereby and thereby.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act, as codified at 29 U.S.C., §§ 2101-2109, and the regulations promulgated thereunder.

SECTION 2.           PURCHASE AND SALE OF THE PURCHASED PROPERTY.

SECTION 2.1.        Transfer of Assets.  Subject to the terms and conditions herein set forth, the Sellers shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase and accept from the Sellers, on the Closing Date, all right, title and interest of the Sellers and their respective Affiliates in, to and under the Purchased Property, wherever located.

SECTION 2.2.        Sale at Closing Date.  The sale, transfer, assignment and delivery by the Sellers of the Purchased Property to the Buyer, as herein provided, shall be effected on the Closing Date by deeds, bills of sale, endorsements, assignments and other instruments of transfer and conveyance, in each case satisfactory in form and substance to counsel for the Buyer.

SECTION 2.3.        Subsequent Documentation.  Each Seller shall, at any time and from time to time after the Closing Date, upon the request of the Buyer and at the expense of the Sellers, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further deeds, assignments, transfers and conveyances, and take such other actions, as may be required for the better assigning, transferring, granting, conveying and confirming to the Buyer or its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Purchased Property.  Each Seller hereby constitutes and appoints, effective as of the Closing Date, the Buyer, its successors and assigns, as the true and lawful attorney of such Seller with full power of substitution in the name of the Buyer or in the name of such Seller but for the benefit of the Buyer (a) to collect for the account of the Buyer all Accounts Receivable and any other item of Purchased Property and (b) to institute and prosecute all proceedings which the Buyer may in its sole discretion deem proper in order to collect the Accounts Receivable or to assert or enforce any right, title or interest in, to or under the Purchased Property and to defend or compromise any and all actions, suits or proceedings in respect of any of the Purchased Property.  The Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

SECTION 2.4.        Assumption of Liabilities.

(a)           From and after the Closing, the Buyer shall assume and the Buyer hereby agrees to pay, perform and discharge when due only those liabilities (together with the Assumed Note Balance, the “Assumed Liabilities”) of the Sellers directly related to the Business (i) as specifically set forth on Schedule 2.4(a) or (ii) arising pursuant to the terms of the Assigned Contracts after the Closing Date.  On the Closing Date, the Buyer shall execute and deliver to the Sellers the Assignment and Assumption Agreement.

(b)           Other than the Assumed Liabilities, the Buyer shall not assume (or be deemed to assume) pursuant to this Agreement or otherwise any liabilities (the “Excluded Liabilities”) of either Seller, including, without limitation, (i) Income Taxes of either Seller; (ii) an amount equal to 50% of the Transfer Taxes (as hereinafter defined); (iii) all other Taxes attributable to periods ending on or prior to the Closing Date; (iv) Taxes of any other Person for which either Seller may be liable by contract or otherwise; (v) any liability of any kind due to illegal or tortious conduct prior to the Closing Date by either Seller, or either Seller’s officers, directors (or Persons in similar positions), partners, employees or agents, whether to any employees or other third parties; (vi) any liability for product liability lawsuits arising from the sale of any Product on or before the Closing Date; (vii) any liability for the infringement of any item of Intellectual Property in connection with the sale of any Product on or before the Closing Date; (viii) any liability for violation of any Environmental Law, or any generation, treatment, use, transportation or disposal, or arrangements for transportation or disposal, of Hazardous Substances, or the presence of Hazardous Substances, on, at, beneath near or within the Leased Real Property occurring on or before the Closing Date or any liability under any Environmental Law relating to any property or business formerly owned or operated by either Seller or the Principal Owners or any of their respective predecessors; (ix) any liabilities with respect to any Contract listed on Schedule 2.4(b); and (x) any other liability not expressly assumed by the Buyer pursuant to this Agreement.

SECTION 3.           PURCHASE PRICE.

SECTION 3.1.        Purchase Price.  The total purchase price (the “Purchase Price”) for the sale and transfer of the Purchased Property hereunder shall consist of (a) $27,160,000 (the “Cash Amount”), (b) the Assumed Note, (c) the Purchaser Note and (d) the Contingent Payment (if any).  The Purchase Price shall be paid and deliverable in accordance with Section 3.2.

SECTION 3.2.        Payment of Purchase Price.  In payment for the Purchased Property, the Buyer shall, on the Closing Date:  (i) pay to the Sellers $24,045,000 of the Cash Amount by (x) bank wire transfer of immediately available funds to an account designated by the Sellers at least four (4) Business Days prior to the Closing Date or (y) certified check or bank check payable, in either case, to the order of the Sellers unless the Sellers have designated another payee at least four (4) Business Days prior to the Closing Date, (ii) pay $3,115,000 of the Cash Amount (the “Escrowed Funds”) into an escrow account established pursuant to the terms of the Escrow Agreement and (iii) deliver to Parent the Purchaser Note and the Assumed Note.

SECTION 4.           CLOSING.

The closing (the “Closing”) of the purchase and sale of the Purchased Property and the assignment and assumption of the Assumed Liabilities hereunder shall take place at the offices of Willkie Farr & Gallagher LLP, located at 787 Seventh Avenue, New York, New York 10019 at 10:00 a.m. (or such other time as the parties hereto may mutually agree upon) on the Closing Date.  The Closing shall be deemed to occur at the start of business on the Closing Date.

SECTION 5.           REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE PRINCIPAL OWNERS.

The Sellers and the Principal Owners hereby jointly and severally represent and warrant to the Buyer as follows:

SECTION 5.1.        Corporate Organization.  Parent is a limited partnership, and Subsidiary is a corporation, each of which is duly organized, validly existing and in good standing under the laws of the State of Texas and the laws of the State of Georgia, respectively, and has all requisite power and authority to own its properties and assets and to conduct its businesses as now conducted.  Copies of the Certificate of Limited Partnership and Partnership Agreement (or equivalent documents) of Parent and the Articles of Incorporation and By-laws (or equivalent documents) of Subsidiary, in each case with all amendments thereto to the date hereof (collectively, the “Organizational Documents”), have been furnished to the Buyer or its representatives, and such copies are accurate and complete as of the date hereof.

SECTION 5.2.        Qualification to Do Business.  Each Seller is duly qualified to do business as a foreign corporation or limited partnership (as applicable) and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect.  Schedule 5.2 sets forth all jurisdictions in which either Seller is qualified to do business as a foreign corporation or limited partnership.

SECTION 5.3.        Authorization and Validity of Transaction Documents.  Each Seller has all requisite power and authority to enter into this Agreement and the other Transactions Documents to which it is or will be a party and to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the other Transaction Documents to which such Seller is or will be a party and the performance of such Seller’s obligations hereunder and thereunder have been duly authorized by all necessary action by the general partner and other partners of Parent and the board of directors and stockholders of Subsidiary, and no other corporate or partnership proceedings on the part of either Seller are necessary to authorize such execution, delivery and performance.  This Agreement and the other Transaction Documents to which either Seller is a party, at the time of the execution and delivery thereof by such Seller, have been or will be duly executed and delivered by such Seller and constitute or will constitute such Seller’s valid and binding obligations, enforceable against such Seller in accordance with its terms.

SECTION 5.4.        No Conflict or Violation.  The execution, delivery and performance by either Seller of this Agreement and the other Transaction Documents to which such Seller is or will be a party do not and will not violate or conflict with any provision of any Organizational Document of either Seller and do not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor materially violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default, or result in acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or otherwise require any notice under, any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which either Seller is a party or by which it is bound or to which any of its properties or assets is subject, nor will result in the creation or imposition of any Lien upon any of the Purchased Property, nor will result in the cancellation, modification, revocation or suspension of the Sellers’ Licenses and Permits (if any).

SECTION 5.5.        Consents and Approvals.  Schedule 5.5 sets forth a true and complete list of each consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other Person, and each declaration to or filing or registration with any such governmental or regulatory authority, that is required in connection with the execution and delivery of this Agreement by either Seller or the performance by either Seller of its obligations hereunder.

SECTION 5.6.        Financial Statements.  The Sellers have heretofore furnished to the Buyer (a) copies of the audited consolidated balance sheet of the Sellers as of December 31, 2003 audited by KBA Group LLP, together with the related consolidated statements of income, changes in equity and cash flows for the fiscal year then ended and the notes thereto, accompanied by the report thereon of such public accountants, and (b) copies of the unaudited consolidated balance sheet of the Sellers as of May 31, 2004, together with the related consolidated statements of income, changes in equity and cash flows for the three months then ended (all the financial statements referred to in clauses (a) and (b) above being hereinafter referred to as the “Financial Statements”).  The Financial Statements:  (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby; (ii) present fairly in all material respects the financial condition and results of operations of the Sellers as of such dates and for the periods then ended (subject, in the case of the unaudited interim Financial Statements, to normal year-end adjustments consistent with prior periods); (iii) are complete, correct and in accordance with the books of account and records of the Sellers, (iv) can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Sellers for federal income tax purposes; and (v) reflect accurately all accrued costs and expenses of the Sellers.

SECTION 5.7.        Absence of Certain Changes or Events.

(a)           Except as set forth on Schedule 5.7(a), since December 31, 2003, there has not been:

(i)            any material adverse change in the business, operations, properties, assets or condition (financial or other) of either Seller, or any event that has otherwise had a Material Adverse Effect, and no factor or condition exists and no event has occurred that would be likely to result in any of the foregoing;

(ii)           any material loss, damage, destruction or other casualty to the Purchased Property;

(iii)          any change in any method of accounting or accounting practice of the Business or either Seller relating to the Business; or

(iv)          any loss of the employment, services or benefits of any key employee of the Business.

(b)           Except as set forth on Schedule 5.7(b), since December 31, 2003, the Sellers have operated the Business in the ordinary course of the business consistent with past practice and have not:

(i)            incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise) relating to the operations of the Business except in the ordinary course of business consistent with past practice;

(ii)           failed to discharge or satisfy any Lien or pay or satisfy when due any obligation or liability (whether absolute, accrued, contingent or otherwise) arising from the operation of the Business, other than liabilities being contested in good faith and for which adequate reserves have been provided and Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation, enjoyment or marketability of any of the Purchased Property;

(iii)          mortgaged, pledged or subjected to any Lien any of the Purchased Property, except for mechanics’ Liens and Liens for Taxes not yet due and payable and Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation, enjoyment or marketability of any of the Purchased Property;

(iv)          sold or transferred any of the assets of the Business or, other than the Sherstad Note (as contemplated hereby), canceled any debts or claims or waived any rights relating to the operations of the Business, except in the ordinary course of business consistent with past practice;

(v)           disposed of any patents, trademarks or copyrights or any patent, trademark or copyright applications used in the operations of the Business;

(vi)          defaulted on any obligation relating to the operations of the Business;

(vii)         entered into any transaction relating to the Business, except in the ordinary course of business consistent with past practice;

(viii)        written down the value of any Inventory or written off as uncollectible any accounts receivable specifically relating to the Business or any portion thereof not reflected on the Balance Sheet;

(ix)           granted any increase in the compensation or benefits of employees of the Business other than increases in accordance with past practice or entered into any employment or severance agreement or arrangement with any of them;

(x)            made any capital expenditure, or additions to property, plant and equipment used in the operations of the Business other than ordinary repairs and maintenance;

(xi)           laid off any employees of the Business;

(xii)          discontinued the manufacture or sale of any Products;

(xiii)         incurred any obligation or liability for the payment of severance benefits;

(xiv)        other than aggregate distributions of $1,425,000 with respect to Income Taxes, made any distributions with respect to Income Taxes of the Sellers, the Principal Owners or any direct or indirect owners of any of the Principal Owners;

(xv)         waived, released or assigned any material right or claim under any Lease; or

(xvi)        entered into any agreement or made any commitment to do any of the foregoing.

SECTION 5.8.        Tax Matters.  All Tax Returns required to be filed before the Closing Date in respect of both Sellers have been (or will have been by the Closing Date) filed, and each Seller has (or will have by the Closing Date) paid, accrued or otherwise adequately reserved for the payment of all Taxes required to be paid in respect of the periods covered by such Tax Returns and has (or will have by the Closing Date) adequately reserved for the payment of all Taxes with respect to periods ended on or before the Closing Date for which Tax Returns have not yet been filed.  All Taxes of each Seller have been paid or adequately provided for and such Seller knows of no proposed additional Tax assessment against it not adequately provided for on the Balance Sheet.  In the ordinary course, each Seller makes adequate provision on its books for the payment of Taxes (including for the current fiscal period) owed by such Seller.  Each Seller has withheld and paid all Taxes related to the Business and required to be withheld with respect to amounts paid or owing to any employee, creditor, independent contractor or other third party.

SECTION 5.9.        Absence of Undisclosed Liabilities.  Neither Seller has any indebtedness or liability, absolute or contingent, known or unknown relating to the Business, which is not shown or provided for on the Balance Sheet, other than liabilities as shall have been incurred or accrued in the ordinary course of business since December 31, 2003.  Except as shown on the Balance Sheet, neither Seller is directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obligated in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person in connection with the Business, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.

SECTION 5.10.      Owned Real Property.  Neither Seller owns any real property that is used in any manner in the conduct or operations of the Business.

SECTION 5.11.      Leases.

(a)           Schedule 5.11(a)(i) sets forth a list of all leases, licenses, permits, subleases and occupancy agreements, together with all amendments and supplements thereto, with respect to all properties in which either Seller has a leasehold interest, whether as lessor or lessee and which are used in connection with the Business (each, a “Lease”).  The real property covered by any Lease under which either Seller is a lessee is referred to herein as the “Leased Real Property”.  The Sellers have furnished true, correct and complete copies of all Leases to the Buyer or its representatives.  No option has been exercised under any of such Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered to the Buyer or its representative with the corresponding Lease.  Except as set forth on Schedule 5.11(a)(ii), the transfer of the Leases to the Buyer does not require the consent or approval of the other party to the Lease, nor will such transfer violate any Lease or cause either Seller to be in default under any Lease.

(b)           Each Lease is in full force and effect, and no Lease has been modified or amended except pursuant to an amendment referred to on Schedule 5.11(a)(i).  Neither either Seller nor any other party to a Lease has given to the other party written notice of or has made a claim with respect to any breach or default.  Neither Seller is in default under any Lease and, to the Knowledge of each Seller, no other party to a Lease is in default.  No material amount due under any Lease remains unpaid and, to the Knowledge of each Seller, the lessor under each Lease has completed all tenant improvement work and other alterations required to be performed by such lessor pursuant to the applicable Lease.

(c)           None of the Leased Real Property is subject to any sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such property or any portion thereof.  Neither Seller has received any notice from any utility company or municipality of any fact or condition which could result in the discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services for any of the Leased Real Property.  The Leased Real Property, all improvements thereon and thereto, and the operations therein conducted conform to all applicable health, fire, insurance, environmental, safety, zoning and building laws, ordinances and administrative regulations, Licenses and Permits and other regulations (including, without limitation, the Americans with Disabilities Act) except for possible nonconforming uses or violations that do not and will not interfere with the present use, operation or maintenance thereof by the Sellers as now used, operated or maintained or access thereto, and that do not and will not have a Material Adverse Effect, and that do not and will not give rise to any material penalty, fine or other liability, and neither Seller has received any notice to the contrary.  Each Leased Real Property is occupied and used by the Sellers pursuant to and in conformity with a validly issued certificate of occupancy which currently remains in effect.

(d)           The plumbing, electrical, heating, air conditioning, elevator, ventilating and all other mechanical or structural systems for which either Seller is responsible under the Leases in the buildings or improvements are in good working order and condition (ordinary wear and tear excepted), and the roof, basement and foundation walls of such buildings and improvements for which either Seller is responsible under the Leases are in good condition and free of leaks and other defects (ordinary wear and tear excepted).  To the Knowledge of each Seller, all such mechanical and structural systems and such roofs, basement and foundation walls for which others are responsible under said Leases are in good working order and condition and free of leaks and other defects.  There are no other physical defects or deferred maintenance items at any Leased Real Property that interfere with or impede either Seller’s use of the Leased Real Property in the ordinary course of the Business or that either Seller is obligated under any of the Leases to repair or otherwise correct.

(e)           Except as set forth on Schedule 5.11(e), there are no guarantees from any Person in favor of either Seller for any of the Leased Real Property.

(f)            Neither Seller has sold, assigned, transferred, pledged or encumbered all or any part of its leasehold interests in the Leased Real Property.

(g)           Access from public streets and provision for parking and loading/unloading at each Leased Real Property conforms to all applicable legal requirements and is adequate for the conduct of the Business in the normal course.

(h)           To the Knowledge of each Seller, except as set forth on Schedule 5.11(h), none of the Leased Real Property is subject to a fee mortgage, deed of trust, other security interest or similar encumbrance, nor to a ground lease or underlying lease.

(i)            There is no pending, or, to the Knowledge of each Seller, threatened: (i) condemnation of any part of the Leased Real Property by any governmental authority; (ii) special assessment against any part of the Leased Real Property; or (iii) litigation against either Seller for breach of any restrictive covenant affecting any part of the Leased Real Property.

(j)            All brokerage commissions and any other compensation or fees payable by either Seller or any of its Affiliates in connection with any Lease have been indefeasibly paid in full.

(k)           No Seller has received any notice, or otherwise has any Knowledge, of any proposed increase of the assessed valuation of any of the Leased Real Property or of any proposed public improvement assessment affecting any of the Leased Real Property.

(l)            To the Knowledge of each Seller, there is no violation of any condition or agreement contained in any covenant, easement or similar obligation, agreement or instrument affecting any of the Leased Real Property.

SECTION 5.12.      Equipment and Machinery.  Schedule 5.12 sets forth a complete and correct list and brief description of each item of Equipment and Machinery having an original purchase cost exceeding $5,000.  Except as set forth on Schedule 5.12, the Sellers have good and valid title, free and clear of all title defects and objections, Liens (other than the

Lien of current property Taxes and assessments not in default, if any) to the Equipment and Machinery.  The Equipment and Machinery is sufficient and adequate to carry on the Business as presently conducted and as contemplated to be conducted, and all items thereof are in good operating condition and repair (ordinary wear and tear excepted).  All Equipment and Machinery owned by any Person other than the Sellers required or used in connection with the Business will, on the Closing Date, be included in the Purchased Property.

SECTION 5.13.      Intellectual Property; Intangible Assets.

(a)           Schedule 5.13(a) sets forth a complete and correct listing of the Intellectual Property, all of which is owned by the Sellers, free and clear of all Liens and is in good standing and is not known to be the subject of any challenge.  As of the date hereof, there are no unresolved claims made and there has not been communicated to either Seller the threat of any claim that the holder of such Intellectual Property is in violation or infringement of any service mark, patent, trademark, trade name, trademark or trade name registration, copyright or copyright registration of any other Person.  The Sellers are the owners of the patents, patent licenses, trade names, trademarks, service marks, brand marks, brand names, copyrights, know-how, formula and other proprietary and trade rights necessary for the conduct of the Business as now conducted, and without any known conflict with the rights of others, and neither Seller has knowingly forfeited or otherwise relinquished any such patent, patent license, trade name, trademark, service mark, brand mark, brand name, copyright, know-how, formula or other proprietary right necessary for the conduct of the Business as conducted on the date hereof.  Neither Seller is under any obligation to pay any royalties or similar payments in connection with any license to any of its Affiliates.  All Intellectual Property owned by any Person other than the Sellers required or used in connection with the Business will, on the Closing Date, be included in the Purchased Property.  The Sellers own or have the right to use all computer software, software systems and databases and all other information systems included in the Purchased Property.

(b)           Schedule 5.13(b) sets forth a complete list of all:  (i) licenses, sublicenses and other agreements in which the Sellers or any sublicensee of the Sellers has granted to any Person the right to use the Intellectual Property; and (ii) all other consents, indemnifications, forbearances to sue, settlement agreements and licensing or cross-licensing arrangements to which either Seller is a party relating to the Intellectual Property or the proprietary rights of any third party.  Except as set forth on Schedule 5.13(b), the Sellers are not under any obligation to pay royalties or other payments in connection with any license, sublicense or other agreement, nor restricted from assigning its rights under any sublicense or agreement respecting Intellectual Property, nor will the Sellers otherwise be, as a result of the execution and delivery of this Agreement or the performance of their obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property.

(c)           Schedule 5.13(c) sets forth a true and complete list of all of the Intangible Assets and a summary description of each such item.  There is no restriction affecting the use of any of the Intangible Assets, and no license has been granted with respect thereto.  Each of the Intangible Assets is valid and in good standing, is not currently being challenged, is not involved in any pending or threatened administrative or judicial proceeding, and does not conflict with any rights of any other Person.  The Sellers’ rights in and to the Intangible Assets are sufficient and adequate in all respects to permit the conduct of the Business as now conducted and as contemplated to be conducted, and none of the products or operations of the Business involves any infringement of any proprietary right of any other Person.  All Intangible Assets owned by any Person other than the Sellers required or used in connection with the Business will, on the Closing Date, be included in the Purchased Property.

SECTION 5.14.      Licenses and Permits.  No licenses, permits, certificates of occupancy, franchises, authorizations, registrations, and approvals issued or granted by the Government of the United States, any state or local government, any foreign national or local government, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing (the “Licenses and Permits”) are required in connection with the operation of the Business or any of the Leased Real Property, and there are no pending applications of any Seller for any Licenses and Permits.

SECTION 5.15.      Compliance with Law.  The operations of the Business and the Leased Real Property have, in all material respects, been conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over either Seller and its assets, properties and operations, including, without limitation, all such laws, regulations, orders and requirements promulgated by or relating to consumer protection, currency exchange, equal opportunity, health, environmental protection, Hazardous Substances, conservation, wetlands, architectural barriers to the handicapped, fire, zoning and building, occupation safety, pension, securities and trading-with-the-enemy matters.  Neither Seller has received notice of any violation of any such law, regulation, order or other legal requirement, and neither Seller is in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to the Business or any of the assets, properties or operations with respect thereto.

SECTION 5.16.      Litigation.  Except as set forth on Schedule 5.16, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the Knowledge of either Seller, threatened (including, without limitation, any claim, action, suit, proceeding or investigation under any Environmental Law), before any national, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against either Seller or any of its officers, directors (or persons in similar positions), employees, agents or Affiliates involving, affecting or relating to the Business, the Purchased Property or the transactions contemplated by this Agreement, nor is any basis known to either Seller or any of its directors (or persons in similar positions) or officers for any such action, suit, proceeding or investigation.  Neither the Business nor the Purchased Property is subject to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, that affects or might affect the Business or the Purchased Property, or that would or might interfere with the transactions contemplated by this Agreement.

SECTION 5.17.      Contracts.

(a)           Schedule 5.17 sets forth a complete and correct list and a summary description of all Contracts (in each case as in effect on the date hereof).

(b)           Each Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and in full force and effect on the date hereof.  Each Seller has performed all material obligations required to be performed by it to date under, and is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default.  To the Knowledge of each Seller, no other party to any Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default.  The Sellers have delivered to the Buyer or its representatives true and complete originals or copies of all the Contracts.

(c)           With respect to each Contract, each Seller (as applicable) has complied with all material terms thereof, all certifications and representations of such Seller with respect thereto and all statutes and regulations applicable thereto.

SECTION 5.18.      Receivables.  Except as set forth on Schedule 5.18, all notes and accounts receivable payable to or for the benefit of the Business reflected on the Balance Sheet, or acquired by either Seller after the date thereof and before the Closing Date, have been collected or are (or will be) current and collectible not later than the second anniversary of the Closing Date in amounts not less than the aggregate amount thereof (net of reserves established in accordance with prior practice and reflected on the Balance Sheet) carried (or to be carried) on the books of the Sellers, and are not subject to any counterclaims or set-offs.

SECTION 5.19.      Inventories.  The Inventory is carried at not more than the lower of cost or net realizable value, and does not include any Obsolete Inventory or Surplus Inventory.

SECTION 5.20.      Employee Plans.

(a)           Schedule 5.20(a) sets forth all pension, savings, retirement, health, insurance, severance and other employee benefit or fringe benefit plans maintained or sponsored by either Seller or any trade or business (whether or not incorporated) under common control with either Seller within the meaning of Sections 414(b), (c), (m) or (o) of the Code (the “Controlled Group”), or with respect to which either Seller or any other member of the Controlled Group has any responsibility or liability (including any contingent liability) (collectively referred to herein as the “Plans”).  With respect to the Plans, the Sellers have delivered to the Buyer copies of:  (i) the Plan documents, and, where applicable, related trust agreements, and any related agreements which are in writing; (ii) summary plan descriptions; (iii) the most recent Internal Revenue Service determination letter relating to each Plan for which a letter of determination was obtained; (iv) to the extent required to be filed, the most recent Annual Report (Form 5500 Series and accompanying schedules of each Plan and applicable financial statements) as filed with the Internal Revenue Service; and (v) audited financial statements, if any.

(b)           Each Plan conforms to, has been maintained in accordance with and its administration is in compliance with, its terms and all applicable requirements of federal, state and local law, including, without limitation, ERISA and the Code and all of the Plans are in full force and effect as written.

(c)           All premiums, contributions (including all employer contributions and employee salary reduction contributions) and other payments required to be made under the terms of any Plan have been made or accrued by the due date thereof (including any allowed extension) and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on or prior to the Closing Date.

(d)           Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and each trust maintained pursuant thereto is exempt from federal taxation.  No Plan that is an employee welfare benefit plan as defined in Section 3(1) of ERISA (a “Welfare Plan”) is funded through a voluntary employee beneficiary association as defined in Section 501(c)(9) of the Code.

(e)           Neither either Seller nor any member of the Controlled Group has ever maintained, contributed to or incurred any liability with respect to any Plan subject to Title IV of ERISA or Section 412 of the Code.  Neither either Seller nor any member of the Controlled Group has any liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA.  Neither either Seller nor any member of the Controlled Group has engaged in any transaction described in Section 4069 of ERISA.

(f)            There are no multiemployer plans (as defined in Subsection 3(37) of ERISA) (“Multiemployer Plans”) to which either Seller or any other member of the Controlled Group is or has been required to make a contribution or other payment.  Neither either Seller nor any member of the Controlled Group has withdrawn in a complete or partial withdrawal from any Multiemployer Plan, nor have any of them incurred any liability due to the termination or reorganization of a Multiemployer Plan.

(g)           There has been no non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Part 4 of Subtitle B of Title I of ERISA) with respect to any Plan nor any penalty under Section 502(i) of ERISA relating to any Plan.

(h)           None of the Plans provides or has ever provided post-retirement health or life insurance benefits except as may be required under Section 4980B of the Code or Section 601 of ERISA at the expense of the participant or the participant’s beneficiary.  Neither Seller is liable for Post-Retirement Benefits under any plan not maintained by either Seller.  The Sellers and all other members of the Controlled Group have at all times complied in all material respects with the requirements of Section 4980B of the Code and Sections 601 to 608 of ERISA relating to continuation coverage for group health plans.

(i)            There are no pending actions, claims or lawsuits which have been asserted, instituted or, to the Knowledge of each Seller, threatened, against the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or, to the Knowledge of each Seller, against any fiduciary of the Plans with respect to the operation of such Plans (other than routine benefit claims).

(j)            There has been no “mass layoff” or “plant closing” as defined by WARN or any similar state or local “plant closing” law with respect to the current or former employees of either Seller.

SECTION 5.21.      Customers, Suppliers and Competitors.  Schedule 5.21 sets forth a complete and correct list of (a) all customers whose purchases exceeded $50,000 in net sales of the Business during either Seller’s last full fiscal year; (b) the suppliers by dollar volume of the Business and the aggregate dollar volume of purchases (broken down by principal categories) by the Business from such suppliers for such fiscal year; (c) the most significant (by volume of sales) competitors of the Business by product; (d) all distributors of any Products; and (e) all representatives of the Business or of either Seller with respect to the Business.  None of such customers, suppliers, distributors or representatives has or, to the Knowledge of either Seller, intends to terminate or change significantly its relationship with the Business.

SECTION 5.22.      Insurance.

(a)           Schedule 5.22 lists the fidelity bonds and the aggregate coverage amount and type and generally applicable deductibles of all policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance insuring the Business and the Purchased Property.  The Sellers have furnished true, complete and accurate copies of all such policies and bonds to the Buyer or its representatives.  All such policies and bonds are in full force and effect, underwritten by financially sound and reputable insurers and sufficient for all applicable requirements of law and will not in any way be affected by or terminated or lapsed by reason of the consummation of the transactions contemplated by this Agreement.  The Sellers will maintain the coverage under all policies and bonds listed in Schedule 5.22 in full force and effect through the Closing Date.  Neither Seller is in default under any provisions of any such policy of insurance nor has received notice of cancellation of any such insurance.  There is no claim by either Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  Since December 31, 2003, neither Seller has received any written notice from or on behalf of any insurance carrier issuing such policies that insurance rates will be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks), that there will be a cancellation, or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or non-renewal of existing policies, or that alteration of any Equipment and Machinery or any improvements to Purchased Real Property or Leased Real Property, the purchase of additional Equipment and Machinery, or modification of any of the methods of doing business of the Business, will be required or suggested.

(b)           The insurance maintained by the Sellers in connection with the Business is adequate in accordance with industry standards, the requirements of any applicable leases and is in at least the minimum amount required by currently applicable environmental regulations.  After the Closing, the Sellers will provide the Buyer with all reasonable assistance and information necessary to enable the Buyer to obtain and maintain insurance coverage for the Business and the Purchased Property.

SECTION 5.23.      Transactions with Affiliates.  Since December 31, 2003, there have been no transactions between either Seller and of its any directors (or persons in similar positions), officers, employees, stockholders, partners or Affiliates.  To the best Knowledge of either Seller, during the past three years none of the directors (or Persons in similar positions), officers or employees of either Seller, or any spouse or relative of any of such Persons, has been a director (or person in similar position) or officer, or has had any direct or indirect interest in, any Person which during such period has been a supplier, customer or sales agent of either Seller or has competed with or been engaged in any business of the kind being conducted by the Business.  No Affiliate of either Seller owns or has any rights in or to any of the assets, properties or rights used by the Business in the ordinary course of its business.

SECTION 5.24.      Change in Ownership.  To the Knowledge of either Seller (without inquiry), as of the Closing Date, neither the purchase of the Purchased Property by the Buyer nor the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents will result in any material adverse change in the Business or in the loss of the benefits of any material relationship with any customer or supplier of the Business.

SECTION 5.25.      Labor Matters.

(a)           Neither Seller is a party to:  (i) any outstanding employment agreements or contracts with officers or employees of the Business that are not terminable at will, or that provide for the payment of any bonus or commission; (ii) any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees of the Business (other than as required by law); or (iii) any collective bargaining agreement or other labor union contract applicable to employees of the Business nor does either Seller know of any activities or proceedings of any labor union to organize any such employees.  The Sellers have furnished to the Buyer complete and correct copies of all such agreements (the “Employment and Labor Agreements”).  Neither Seller has breached or otherwise failed to comply with any provisions of any Employment or Labor Agreement, and there are no grievances outstanding thereunder.

(b)           (i) Each Seller is in compliance with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment, in each case relating to the Business; (ii) to the Sellers’ Knowledge, there is no unfair labor practice charge or complaint pending before the National Labor Relations Board (the “NLRB”) relating to the Business; (iii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of each Seller, threatened against or affecting the Business, and within the past five years neither Seller has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to employees of the Business; (iv) there is no representation claim or petition pending before the NLRB or any similar foreign agency and to the Sellers’ Knowledge, no question concerning representation exists relating to the employees of the Business; (v) to the Sellers’ Knowledge, there are no charges with respect to or relating to the Business pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and (vi) neither Seller has received any notice from any national, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of any Seller relating to the Business, and no such investigation is in progress.

SECTION 5.26.      Products Liability.

(a)           (i) There is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature before any court or governmental or other regulatory or administrative agency, commission or authority, domestic or foreign, against or involving any Product or any product distributed by or on behalf of the Business, or class of claims or lawsuits involving the same or similar Product or any product distributed by or on behalf of the Business which is pending or threatened, resulting from an alleged defect in design, manufacture, materials or workmanship of any Product or any product distributed or sold by or on behalf of the Business, or any alleged failure to warn, or from any breach of implied warranties or representations (collectively, “Product Liability Lawsuits”); (ii) there has not been any Occurrence (as hereinafter defined); and (iii) there has not been, nor is there under consideration or investigation by either Seller, any Product rework or retrofit (collectively, “Retrofits”) conducted by or on behalf of either Seller concerning any products manufactured, produced, distributed or sold by or on behalf of the Business.

(b)           For purposes of this Section 5.26, the term “Occurrence” shall mean, other than in the ordinary course of the Business, any accident, happening or event which takes place at any time which is caused or allegedly caused by any alleged hazard or alleged defect in manufacture, design, materials or workmanship including, without limitation, any alleged failure to warn or any breach of express or implied warranties or representations with respect to, or any such accident, happening or event otherwise involving any Product or any product distributed by or on behalf of the Business (including any parts or components), that is likely to result in a claim or loss.

SECTION 5.27.      Environmental Matters.

(a)           The operations of the Business and the Leased Real Property are, and for the past five years have been, in material compliance with all applicable Environmental Laws and, if any, licenses, permits, registrations, approvals and other authorizations issued thereunder (“Environmental Permits”).

(b)           No material expenditures are or will be necessary for the Business or any of the Leased Real Property, in each case as presently conducted, to maintain full compliance with Environmental Laws currently in effect.

(c)           The Sellers have obtained, or have made timely and complete application for or for renewal of, all Environmental Permits required for the operation of the Business or any of the Leased Real Property; none of the Environmental Permits is subject to any pending or, to the Knowledge of either Seller, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Environmental Permit invalid in any respect; no additional Environmental Permits or modifications to Environmental Permits are reasonably expected to be required for the operation of the Business or any of the Leased Real Property, in each case as presently conducted; and no Environmental Permit will in any way be affected or modified by, or terminate or lapse by reason of, the transactions contemplated by this Agreement and all of the Environmental Permits are transferable to Buyer without cost or delay.

(d)           To the Knowledge of each Seller, no Hazardous Substance has come to be located on, at, beneath, or near any real property currently or formerly owned, operated, leased, or used by either Seller or any of its respective predecessors as a result of or in connection with the operation of the Business which will give rise to liability under any Environmental Law or to a need to undertake any action to respond to such Hazardous Substance.

(e)           Schedule 5.27(e) sets forth a list of all real properties formerly owned or leased by each of the Sellers in connection with the Business.

(f)            No real property currently or formerly owned, operated, leased or used by either Seller contains or formerly contained any underground or aboveground storage tank, surface impoundment, landfill, land disposal area, polychlorinated biphenyls, asbestos, asbestos-containing material or urea formaldehyde insulation.

(g)           To the Knowledge of each Seller, neither Seller has disposed of, transported or arranged for the disposal or transportation of any Hazardous Substance at or to any facility with respect to which the Business is or would be liable for undertaking or paying for any environmental investigation or any other action to respond to the release or threatened release of any Hazardous Substance or is or would be required to pay natural resource damages.

(h)           Neither Seller has received notice of, nor is there pending or, to the Knowledge of each Seller, threatened against either Seller, any claim, complaint, notice of violation or potential liability, request for information, investigation, proceeding, order, decree or lawsuit relating to any Hazardous Substance or pursuant to any Environmental Law relating in any way to the Business or any of the Leased Real Property (“Environmental Claim”) nor, to the Knowledge of each Seller, is there any basis for an Environmental Claim.

(i)            To the Knowledge of either Seller, no other party with whom either Seller has contracted for the disposal of Hazardous Substances is or has been the subject of any claim, action or proceeding arising out of the violation or alleged violation of any Environmental Law or the disposal, arrangement for the disposal, release or threatened release of any Hazardous Substance.

(j)            Neither Seller has, by agreement or otherwise, assumed any liability of or duty to indemnify any other Person for any claim, damage or loss arising out of the use, treatment, storage or disposal of any Hazardous Substance.

(k)           In connection with the operation of the Business or any of the Leased Real Property, neither Seller has committed any act or omission which could give rise to liability under any Environmental Law.

(l)            To the Knowledge of either Seller, there are no endangered species, or wetlands, at any of the Leased Real Property nor is any such property subject to any current or threatened deed restriction, use restriction, institutional or engineering control that would materially interfere with the Buyer’s operation of the Business as contemplated hereby.

(m)          No lien arising under any Environmental Law has been attached to, or, to the Knowledge of each Seller, is threatened against, any of the Leased Real Property.

(n)           None of the Leased Real Property, and, to the Knowledge of either Seller, no property previously owned or operated by either Seller or any of its respective predecessors is currently or was previously the subject of any response or remediation activity and none is identified on the national Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or analogous state or local list of sites requiring or which may require environmental investigation or response activity.

(o)           Neither the Business nor any of the Leased Real Property is subject to any order, writ, judgment, award, injunction or decree of any Governmental Authority or arbitrator, domestic or foreign, or to any private agreement relating to any liability for any release of Hazardous Substances or any Environmental Law.

(p)           Each of the Sellers has provided the Buyer or its representatives complete and accurate copies of all:  (i) Environmental Permits held by each Seller; (ii) notices, demands, claims or actions against either Seller pursuant to Environmental Law; and (iii) reports, data or other documentation related to all investigations, audits or assessments of environmental conditions at property owned, leased or used by either Seller and compliance of the Business with Environmental Laws.

SECTION 5.28.      Solvency.  Neither Seller is, and after giving effect to the transactions contemplated by this Agreement (including, but not limited to, the purchase and sale of the Purchased Property), will be “insolvent” within the meaning of Section 101(32) of Title 11 of the United States Code or any applicable state fraudulent conveyance or transfer law.  On the date hereof and at all times during the one year period ended on the date hereof, each Seller is and has been paying all of its debts, liabilities and obligations accruing with respect to or resulting from the conduct of its business as the same shall become due and owing, and none of such payment obligations are past due or otherwise delinquent.  Immediately after the Closing, each Seller (i) will have sufficient capital to conduct the business, if any, it conducts after the Closing, and (ii) will be able to pay its current and anticipated debts as such debts mature.  Each Seller is executing this Agreement in good faith, for fair value and without intent to hinder, delay or to defraud their present and future creditors.

SECTION 5.29.      Authorization and Validity of Transaction Documents.  Each Principal Owner has the authority to enter into this Agreement and the other Transaction Documents to which such Principal Owner is a party and to carry out his obligations hereunder and thereunder.  This Agreement and the other Transaction Documents to which such Principal Owner is a party, at the time of the execution and delivery thereof by such Principal Owner, have been or will be duly executed and delivered by such Principal Owner and constitute or will constitute such Principal Owner’s valid and binding obligations, enforceable against such Principal Owner in accordance with its terms.

SECTION 5.30.      No Conflict or Violation.  Subject to obtaining the consents and approvals required under the instruments set forth on Schedule 5.30, the execution, deliver and performance by each Principal Owner of this Agreement and the other Transaction Documents to which such Principal Owner is a party do not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which such Principal Owner is a party or by which such Principal Owner is bound.

SECTION 5.31.      Brokers.  No Person acting on behalf of the Sellers, the Principal Owners or any of their respective Affiliates or under the authority of any of the foregoing is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee with respect to which the Buyer or any of its Affiliates will be liable in connection with any of the transactions contemplated by this Agreement.

SECTION 5.32.      Accuracy of Information.  None of the Sellers’ or any Principal Owner’s representations, warranties or statements contained in this Agreement, or in the exhibits and schedules hereto, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements in light of the circumstances under which they were made not misleading.

SECTION 6.           REPRESENTATIONS AND WARRANTIES OF THE BUYER.

The Buyer hereby represents and warrants to the Sellers as follows:

SECTION 6.1.        Corporate Organization.  The Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted.

SECTION 6.2.        Qualification to Do Business.  The Buyer is duly qualified to do business as a foreign limited partnership and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on the operations, properties or condition (financial or otherwise) of the Buyer.

SECTION 6.3.        Authorization and Validity of Agreement.  The Buyer has all requisite organizational power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution and delivery of this Agreement and the performance of the Buyer’s obligations hereunder have been duly authorized by all necessary organizational action by the general partner and the other partners of the Buyer, and no other organizational proceedings on the part of the Buyer are necessary to authorize such execution, delivery and performance.  This Agreement and the other Transaction Documents to which the Buyer is a party, at the time of the execution and delivery thereof by the Buyer, have been or will be duly executed and delivered by the Buyer and constitute or will constitute the Buyer’s valid and binding obligations, enforceable against the Buyer in accordance with its terms.

SECTION 6.4.        No Conflict or Violation.  The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents do not and will not violate or conflict with any provision of the Certificate of Limited Partnership or Limited Partnership Agreement (or equivalent documents) of the Buyer and do not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority.

SECTION 6.5.        Consents and Approvals.  The execution, delivery and performance of this Agreement and the other Transaction Documents on behalf of the Buyer do not require the consent or approval of, or filing with, any government, governmental body or agency or other Person except:  (i) as may be required to transfer any Licenses and Permits; and (ii) such consents, approvals and filings, of which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby.

SECTION 6.6.        Brokers.  No Person acting on behalf of the Buyer or any of its Affiliates or under the authority of any of the foregoing is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee with respect to which the Sellers, the Principal Owners or any of their respective Affiliates will be liable in connection with any of the transactions contemplated by this Agreement.

SECTION 7.           COVENANTS OF THE SELLERS AND THE PRINCIPAL OWNERS.

The Sellers and the Principal Owners covenant as follows:

SECTION 7.1.        Conduct of Business Before the Closing Date.

(a)           Without the prior written consent of the Buyer, between the date hereof and the Closing Date, except as required or expressly permitted pursuant to the terms hereof, neither Seller shall, and no Principal Owner shall permit either Seller to:

(i)            make any change in the conduct of the Business or enter into any transaction other than in the ordinary course of business consistent with past practices;

(ii)           make any sale, assignment, transfer, abandonment or other conveyance of the Purchased Property or any part thereof, except transactions pursuant to the Contracts set forth in the Schedules hereto and dispositions of Inventory or of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business consistent with past practice;

(iii)          subject any of the Purchased Property, or any part thereof, to any Lien or suffer such to exist other than such Liens as may arise in the ordinary course of business consistent with past practice by operation of law and that will not, individually or in the aggregate, have a Material Adverse Effect;

(iv)          acquire any assets, raw materials or properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practice;

(v)           enter into any new (or amend any existing) employee benefit plan, program or arrangement, or enter into any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practice;

(vi)          make or commit to make any capital expenditure in excess of $25,000;

(vii)         except with respect to the Sherstad Note, pay, lend or advance any amount to, or sell, transfer, lease, sublease or license any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates;

(viii)        fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained in respect of the Business;

(ix)           take any other action that would cause any of the representations and warranties made by either Seller or any Principal Owner in this Agreement not to remain true and correct;

(x)            make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP, or write down the value of any Inventory or write off as uncollectible any Accounts Receivable except in the ordinary course of business consistent with past practice;

(xi)           settle, release or forgive any claim or litigation or waive any right thereto;

(xii)          make, enter into, modify, amend in any material respect or terminate any Contract or Lease, or any bid or expenditure with respect to the Business;

(xiii)         cause any “plant closing” or “mass layoff” at the Business, as such actions are defined in WARN, unless all notices as required by such Act have been given prior to such plant closing or mass layoff and unless the Sellers shall have notified the Buyer in advance of all layoffs with respect to the Business between the date hereof and the Closing Date; or

(xiv)        commit to do any of the foregoing.

(b)           From and after the date hereof and until the Closing Date, the Sellers shall and the Principal Owners shall cause the Sellers to:

(i)            continue to maintain the Purchased Property in accordance with present practice in a condition suitable for its current use;

(ii)           file, when due or required, all Tax Returns and other tax returns and other reports required to be filed and pay when due all Taxes, assessments, fees and other charges lawfully levied or assessed against them, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

(iii)          continue to conduct the Business in the ordinary course consistent with past practice;

(iv)          keep their respective books of account, Files and Records in the ordinary course and in accordance with existing practice; and

(v)           continue to maintain existing business relationships with suppliers and customers other than relationships not economically beneficial to the Business.

SECTION 7.2.        Consents and Approvals.  The Sellers and the Principal Owners (a) shall, at their sole cost and expense, use their commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other Persons required in connection with the execution, delivery and performance by them of this Agreement, and (b) shall diligently assist and cooperate with the Buyer in preparing and filing all documents required to be submitted by the Buyer to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by the Buyer in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Buyer all information concerning the Sellers and the Principal Owners that counsel to the Buyer determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

SECTION 7.3.        Access to Properties and Records.  The Sellers and the Principal Owners shall afford to the Buyer, and to the accountants, counsel and representatives of the Buyer, full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement in accordance with its terms) to all properties, books, Contracts, commitments and Files and Records (including, but not limited to, Tax Returns and correspondence with accountants) of the Sellers and the Principal Owners relating to the Business and, during such period, shall furnish promptly, or cause to be furnished to the Buyer, all other information (including, but not limited to, the work papers of the Sellers’ accountants) concerning the Business, properties and personnel as the Buyer may reasonably request, provided that no investigation or receipt of information pursuant to this Section 7.3 shall qualify the conditions to the obligations of the Buyer hereunder.  The Sellers and the Principal Owners shall also afford the Buyer full access to the Business, all operations of the Business and to all Purchased Property throughout the period prior to the Closing Date including, without limitation, access for purposes of testing or other assessment, at the Buyer’s sole option, of soil, groundwater, structural and mechanical components, tanks or other conditions.

SECTION 7.4.        Negotiations.  From and after the date hereof, neither any Seller, any Principal Owner nor its officers or directors (or Persons in similar positions) nor anyone acting on behalf of either Seller or such Persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any Person (other than the Buyer or its representatives) concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or similar transaction involving either Seller and the Business or any other transaction inconsistent with the transactions contemplated hereby.  Each Seller shall promptly communicate to the Buyer any inquiries or communications concerning any such transaction which it may receive or of which it may become aware.

SECTION 7.5.        Further Assurances.  Upon the request of the Buyer at any time after the Closing Date, each Seller and each Principal Owner shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the Buyer or its counsel may request to perfect title of the Buyer and its successors and assigns to the Purchased Property or otherwise to effectuate the purposes of this Agreement.

SECTION 7.6.        Commercially Reasonable Efforts.  Upon the terms and subject to the conditions of this Agreement, the Sellers and the Principal Owners will use their commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

SECTION 7.7.        Covenant Not To Compete.

(a)           Each Seller, Principal Owner and its respective Affiliates agree that, until the fifth anniversary of the later to occur of the Closing Date and, with respect to each Principal Owner, the termination of such Principal Owner’s employment with the Buyer, none of them shall compete with the Business or engage or participate, directly or indirectly, in the business or businesses which are engaged in by the Business as of the Closing Date in any geographical area where such business or businesses are engaged in by the Business as of the Closing Date.

(b)           Each party hereto agrees that a monetary remedy for a breach of the agreement set forth in Section 7.7(a) will be inadequate and impracticable and further agrees that such a breach would cause the Buyer irreparable harm, and that the Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.  In the event of such a breach, each party hereto agrees that the Buyer shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine.

(c)           If any provision of this Section 7.7 is held by a court of competent jurisdiction to be invalid or unenforceable in part, it shall be curtailed, both as to time and location, to the minimum extent required for its validity under the laws of the United States and shall be binding and enforceable with respect to the Seller or Principal Owner or its respective Affiliates as so curtailed.

SECTION 7.8.        Non-Solicitation of Employees.  Each Seller, Principal Owner and its respective Affiliates agree that, until the fifth anniversary of the later to occur of Closing Date and, with respect to each Principal Owner, the termination of such Principal Owner’s employment with the Buyer, without the prior written consent of the Buyer, none of them shall make, offer, solicit or induce to enter into, any written or oral arrangement, agreement or understanding regarding employment or the retention as a consultant with any Person who was, on the date hereof, an employee of either Seller and employed in the Business.

SECTION 7.9.        Notice of Breach.  Through the Closing Date, each Seller and Principal Owner shall promptly give the Buyer written notice with particularity upon having

Knowledge of any matter that may constitute a breach of any representation, warranty, agreement or covenant contained in this Agreement.

SECTION 7.10.      Removal of Encumbrances.  At any time prior to the Closing, the Buyer may, at its election, order Uniform Commercial Code search reports from all applicable jurisdictions (the “UCC Searches”).  The Buyer shall give notice to the Sellers prior to the Closing of the Buyer’s disapproval of any matter referred to in the UCC Searches, or otherwise discovered by the Buyer as a result of a physical inspection or other examination of the Leased Real Property, and which matters:  (i) constitute any Taxes and assessments, other than ad valorem real property Taxes and assessments for the current year which are not yet due and payable; (ii) represent mortgages, deeds of trust, financing statements, mechanics’ lien claims or similar instruments of encumbrance; or (iii) interfere with the Buyer’s right to possession of or the present use of any of the Leased Real Property or adversely affect continuation by the Buyer of such present use or the value of any of such Leased Real Property when utilized in substantial conformity with such present use (such matters or exceptions are hereinafter referred to collectively as “Defects”).  Any such notice of disapproval shall reasonably describe relevant Defects.  The Sellers shall cure and eliminate (or, to the extent that any such cure or elimination is not under the control of any Seller, the Sellers shall take such actions as are reasonably necessary, to cause the cure and elimination of) all Defects of which the Sellers are given notice by the Buyer prior to the Closing as promptly as practicable.  Neither Seller shall take any action that would result in the creation of any Defect on any of the Leased Real Property.

SECTION 7.11.      Assignment of Contracts and Warranties.  At the Closing and effective as of the Closing Date, the Sellers shall assign to the Buyer all of their respective rights under the Contracts.  Notwithstanding the foregoing, no Contract shall be assigned contrary to law or the terms of such Contract and, with respect to Contracts that cannot be assigned to the Buyer at the Closing Date, the performance obligations of either Seller thereunder shall, unless not permitted by such Contract, be deemed to be subleased or subcontracted to the Buyer until such Contract has been assigned.  The Buyer shall reasonably assist the Sellers in obtaining any necessary approvals to such subleases and subcontracts.  The Sellers shall use their commercially reasonable efforts to obtain all necessary consents and the Buyer shall take all necessary actions to perform and complete all Contracts in accordance with their terms if neither assignment, subleasing nor subcontracting is permitted by the other party, and the Sellers shall pay over to the Buyer any amounts received by either Seller after the Closing Date as a result of performance by the Buyer of any such Contracts.

SECTION 7.12.      Delivery of Bill of Sale, Assignment and Assumption Agreement, Assignments of Leases, Certificates and Affidavits, Etc.  At the Closing and effective as of the Closing Date, the Sellers shall deliver to the Buyer (i) the Bill of Sale, the Assignment and Assumption Agreement, an Assignment of Lease with respect to each Leased Real Property, and other assignments or certificates of title, in form satisfactory to the Buyer’s counsel, as are reasonably necessary to transfer to the Buyer all of the Sellers’ respective right, title and interest in, to and under the Purchased Property; (ii) evidence that, if any, all Licenses and Permits, including, without limitation, Environmental Permits, have been transferred to the Buyer on or before the Closing Date; and (iii) physical possession and control of the Leased Real Property.

SECTION 7.13.      Right of First Offer.

(a)           Neither any Seller nor any of its respective Affiliates (including, without limitation, any Principal Owner) (each, a “Fortress Offeror”) shall effect or agree to effect any Fortress Transaction unless in each case it shall have first offered to effect such Fortress Transaction with the Buyer at a price and on such other terms and conditions as shall be specified by the Fortress Offeror in a written notice (the “Fortress Offer”) delivered to the Buyer, which Fortress Offer by its terms shall remain open and irrevocable for a period of 60 days from the date it is so delivered to the Buyer.  Notice of the Buyer’s intention to accept, in whole or in part, a Fortress Offer shall be evidenced by written notice (the “Acceptance Notice”) delivered by the Buyer to the Fortress Offeror prior to the end of such 60-day period (the “Acceptance Period”).

(b)           In the event that the Buyer timely delivers an Acceptance Notice to the Fortress Offeror in respect of a Fortress Offer, the Fortress Offeror and the Buyer shall consummate the Fortress Transaction contemplated by such Fortress Offer not more than 90 days after the expiration of the Acceptance Period upon the terms and conditions set forth in such Fortress Offer.  In the event that such Fortress Transaction is not consummated within such 90-day period, such Fortress Transaction shall again be subject to the provisions of this Section 7.13.

(c)           In the event that the Buyer fails to timely deliver an Acceptance Notice to the Fortress Offeror in respect of a Fortress Offer, or otherwise rejects such Fortress Offer in writing, the Fortress Offeror shall have 90 days after the expiration of the Acceptance Period to consummate the Fortress Transaction contemplated by such Fortress Offer with any other Person that is not an Affiliate of either Seller or its respective Affiliates, but only upon terms and conditions that are no more favorable to such other Person than those set forth in such Fortress Offer.  In the event that such Fortress Transaction is not consummated within such 90-day period, such Fortress Transaction shall again be subject to the provisions of this Section 7.13.

SECTION 7.14.      Contingent Payment.

(a)           At any time, but not more than 30 days, after the third anniversary of the Closing Date, the Buyer shall have the option to make a payment (the “Optional Payment”) to Parent (on behalf of the Sellers) in an aggregate amount equal to the Optional Payment Amount, which Optional Payment shall be delivered by the Buyer to Parent (on behalf of the Sellers) by wire transfer of immediately available funds to an account specified by Parent (on behalf of the Sellers) in writing not less than 10 days prior to the expiration of such 30-day period.

(b)           In the event that the Buyer fails to make the Optional Payment to Parent (on behalf of the Sellers) as described in Section 7.14(a), at any time, but not more than 30 days, after the fifth anniversary of the Closing Date, Parent (on behalf of the Sellers) shall have the right to cause the Buyer make a payment (the “Demand Payment”) to Parent (on behalf of the Sellers) in an aggregate amount equal to the Demand Payment Amount, which Demand Payment shall be delivered by the Buyer to Parent (on behalf of the Sellers) by wire transfer of immediately available funds to an account specified by Parent (on behalf of the Sellers) in writing not less than 10 days prior to the expiration of such 30-day period.

SECTION 7.15.      Use of Names.  From and after the Closing Date, no Seller or any of its Affiliates shall use in any manner or otherwise operate or conduct any business or operations under any name that includes, or is similar in any manner to, “Woodmark International”, “Stair House” or any derivative thereof.

SECTION 8.           COVENANTS OF THE BUYER.

SECTION 8.1.        Actions Before Closing Date.  The Buyer shall not take any action which shall cause it to be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.  The Buyer shall use its best efforts to perform and satisfy all conditions to Closing to be performed or satisfied by the Buyer under this Agreement as soon as possible, but in no event later than the Closing Date.

SECTION 8.2.        Consents and Approvals.  The Buyer shall use its commercially reasonable efforts to obtain all consents and approvals of third parties required to be obtained by the Buyer to effect the transactions contemplated by this Agreement.

SECTION 9.           CERTAIN ADDITIONAL AGREEMENTS.

SECTION 9.1.        Employee Matters.

(a)           The Buyer agrees that effective on the Closing Date, all persons who immediately prior to the Closing Date are employed by either of the Sellers and who are active employees or inactive employees (on temporary leave due to jury duty, vacation, short term disability, sick leave, worker’s compensation, bereavement leave, family or medical leave or military leave) of the Business, shall be offered employment by the Buyer (the “Business Employees Offerees”) at the same or substantially equivalent rate of pay and in the same or substantially equivalent job function or position, in either case, in effect immediately prior to the Closing Date.  Those Business Employee Offerees who accept the Buyer’s offer of employment are referred to hereafter as the “Transferred Employees”).  The Buyer shall have no liability or obligation whatsoever with respect to (i) any Business Employee Offeree until such time as such Business Employee Offeree accepts the Buyers offer of employment and commences employment with the Buyer or (ii) any Business Employee Offeree who is not a Transferred Employee.  Schedule 9.1(a) sets forth a list of all Business Employee Offerees, which list includes each such Business Employee Offeree’s current salary or rate of pay and position.  Upon request of the Buyer, the Sellers shall provide the Buyer with reasonable access to and copies of data regarding the ages, dates of hire, and, subject to applicable law, such other personnel records and employee benefit plan participation records as the Buyer may reasonably request in respect of the Business Employee Offerees.

(b)           Effective as of the Closing Date, the Buyer shall assume the Plans, and any associated trusts, listed on Schedule 9.1(b) (the “Assumed Plans”) and the Buyer and the Sellers shall take all necessary and appropriate actions prior to the Closing Date to allow the Buyer to assume the Assumed Plans, including obtaining any necessary third-party consents.  The Sellers shall cooperate with the Buyer prior to, on and following the Closing Date to ensure a smooth and orderly transition of the Assumed Plans from the Sellers to the Buyer.  As of the Closing Date, the Buyer shall maintain the Assumed Plans for the benefit of the Transferred

Employees and the Transferred Employees shall continue to participate and be eligible to participate in such plans to the same extent as they participated or were eligible to participate immediately prior to the Closing Date.  For purposes of such plans, the Transferred Employees shall be given credit for their years of service from their most recent hire date with the Sellers, all benefit plan waiting periods shall include service with the Sellers and amounts paid toward deductions and co-payments, if any, while in the service of the Sellers shall continue to be credited to such Transferred Employees.  As of the Closing Date the Sellers shall make all employer contributions (including any employer matching contributions, profit sharing contributions and safe harbor contributions) and employee payroll reduction contributions to the trust under the Woodmark International, LLP 401(k) Plan ( the “401(k) Plan”) required to be made under the 401(k) Plan for participation of the Transferred Employee participants in such plan prior to the Closing Date or relating to compensation earned by such Transferred Employee participants prior to the Closing Date.  On the Closing Date, the Sellers shall transfer to the Buyer all credit balances of the Transferred Employees held by the Sellers under each Assumed Plan that is a “cafeteria plan” within the meaning of Section 125 of the Code (including any dependent care assistance program, educational assistance program, flexible spending account program and insurance premium plan).  To the extent that any such cafeteria plan is administered by a third party administrator (a “TPA”) and employer and employee contributions under any such cafeteria plan are forwarded to such TPA to pay benefits under such cafeteria plan or premiums under any Assumed Plan, the Sellers shall cause any credit balances of the Transferred Employees held by each such TPA on the Closing Date to be held for the benefit of the Buyer and the Transferred Employees and applied to pay future benefits or premiums under such cafeteria plans or applicable Assumed Plans.  Nothing contained herein shall interfere with Buyer’s right to amend or terminate the Assumed Plans, in accordance with their terms and applicable law at any time following the Closing Date.

(c)           The Sellers shall pay premiums due for July, 2004 with respect to Sellers’ group health insurance plan and disability/life insurance plan pursuant to the terms of the respective invoices.  Within five business days after making such payments (or five business days following the Closing Date, whichever is later), the Sellers shall present to the Buyer copies of such invoices, evidence of payment of such invoices, a schedule of individuals covered under each plan who are Transferred Employees, and the amount of the premium payment for each plan attributable to such Transferred Employees.  The Buyer shall reimburse the Sellers for the amount of the premiums paid attributable to the Transferred Employees within five (5) business days of receipt of such materials.

(d)           As soon as reasonably possible after the Closing Date, the Buyer shall cause each Transferred Employee to be given credit for his or her service with the Sellers (only to the extent such service is taken into account under any Seller’s vacation or sick leave policy, program or arrangement) for purpose of determining such Transferred Employee’s vacation and sick leave (on a going-forward basis) in any vacation or sick leave plan, program or arrangement maintained for the Buyer’s employees’ benefit on or after the Closing Date.

(e)           On or prior to the Closing Date, the Sellers shall cause all of the accounts of the Transferred Employees under the 401(k) Plan and related trust to be fully vested.  As soon as administratively feasible following the Closing Date, Sellers shall take all appropriate action to correct each defect, if any, under the 401(k) Plan, which could cause the 401(k) Plan to fail to be qualified under Section 401(a) of the Code or the underlying trust to fail to be exempt from federal income tax under Section 501 of the Code (each, a “Qualification Defect”), including submission or resubmission of the 401(k) Plan or any amendment thereto to the Internal Revenue Service for approval.  As soon as practicable following the date that all Qualification Defects have been corrected, the Sellers shall notify Buyer (the date of such notification is hereafter referred to as the “Notification Date”) that the 401(k) Plan satisfies all of the requirements of Section 401(a) of the Code and that the underlying trust is exempt from federal income tax under Section 501 of the Code (the “Qualification Notice”).  During the period between the Closing Date and the thirty-first (31st) day after the Notification Date, the Sellers shall take such action as is necessary to permit each Transferred Employee who has an outstanding participant loan under the 401(k) Plan on the Closing Date to continue to make regular payments on any such loan, in accordance with the terms of the 401(k) Plan, to Sellers or, at the Sellers’ election, to the 401(k) Plan’s third-party record keeper or trust, as applicable, on and after the Closing Date without such loan becoming due in full or declared in default on or after the Closing Date unless such regular repayments are not timely received by the Sellers.  The Buyer shall take any and all appropriate steps to assist the Sellers in their efforts to permit those Transferred Employees who have outstanding participant loans from the 401(k) Plan to continue to make payments on such loans including, but not limited to, collecting any applicable loan payments from the wages of the Transferred Employees, if allowed by law and consented to by such Transferred Employees, and forwarding such amounts to Sellers or, at the Sellers’ election, to the 401(k) Plan’s third-party record keeper or trust, as applicable.

(f)            As soon as administratively feasible following the Closing Date, the Buyer shall establish a retirement plan, qualified under Section 401(k) of the Code (“Buyer’s 401(k) Plan”), for the Transferred Employees with terms that are substantially similar to the provisions of the 401(k) Plan.  For purposes of eligibility and vesting under such plan, the Transferred Employees shall be given credit for their years of service for their most recent hire date with Sellers.  Following the Buyer’s receipt of the Qualification Notice, the Buyer shall cause the Buyer’s 401(k) Plan to accept direct rollovers of the account balances of the Transferred Employees from the 401(k) Plan, including rollovers of any then outstanding participant loans.

SECTION 9.2.        No Assumption of Liabilities.  The Buyer shall have no direct or indirect obligation or liability of any nature, whether matured or unmatured, accrued or contingent, due or to become due or otherwise, to any employee, former employee or independent contractor of either Seller, or to any dependent, survivor or beneficiary thereof, arising out of or in relation to such Person’s employment or engagement with either Seller or the termination of such employment prior to the Closing Date.

SECTION 9.3.        Proration; Meter Reading; Errors in Calculation.

(a)           The following income and expenses shall be apportioned between the Sellers and the Buyer, as of 11:59 p.m. of the date immediately preceding the Closing, and the parties agree to make the appropriate adjustment payment on the Closing Date, to the extent the same may be applicable:  fuel oil; utility charges; water meter and sewer rents, rates and charges; levies; license and permit fees; vault charges; license, permit and inspection fees; all accrued and accruing rent and other charges under the Leases; and any other items which otherwise are customarily apportioned.  Any adjustments for charges to which this Section 9.3(a) would apply which would be billed after the Closing Date shall be made based upon the most recent billing received by the Sellers and shall be subject to reproration after the Closing and this right shall survive the Closing.  The Sellers shall pay such amounts due in respect of the foregoing for the period prior to the Closing.

(b)           Any errors or reproration in the calculation of charges apportioned pursuant to Section 9.3(a) shall be corrected as soon as practicable after such error or actual cost has been ascertained, provided that any claim after the Closing Date for an adjustment in any of the charges thereunder shall be made in writing within 60 days after the Closing Date, or be forever barred.  The provisions of this section shall survive the Closing.

SECTION 9.4.        Destruction or Damage Before Closing.  Until the Closing, the Sellers shall have the entire risk of loss in connection with the Leased Real Property.  In the event of damage to or destruction of all or any portion of the Leased Real Property by fire or other casualty prior to the Closing, the Sellers shall promptly notify the Buyer.

SECTION 9.5.        Taking Before Closing.  In the event of an eminent domain taking or the issuance of a notice of a proposed eminent domain taking prior to the Closing with respect to all or any portion of the Leased Real Property, the Sellers shall promptly notify the Buyer.  The Buyer shall have, as its sole and exclusive remedies in any such case, (i) the option to terminate this Agreement within 30 days after its receipt of notice from the Sellers as set forth above, by notice in writing to the Sellers, or (ii) if the Buyer does not elect to terminate, this Agreement shall remain in full force and effect, the Buyer shall be obligated to consummate the transactions contemplated by, and in accordance with, this Agreement for the full Purchase Price, the Buyer shall be entitled to receive all eminent domain awards and shall control all condemnation award proceedings and, to the extent the same may be necessary and appropriate, the Sellers shall assign to the Buyer at Closing the Sellers’ rights to such awards.

SECTION 9.6.        Patent License.  Notwithstanding any provision contained herein to the contrary, the Sellers and Principal Owners (as applicable) hereby grant to the Buyer a perpetual (for the lives of any issued patents), non-exclusive, royalty-free, fully-paid, worldwide, irrevocable, sublicenseable right and license, under the Patent Rights (as hereinafter defined), to develop, make, have made, import, use, sell, lease, distribute and offer to sell or lease Licensed Products (as hereinafter defined) in the operation of the Buyer’s business.  The Sellers and the Principal Owners hereby jointly and severally represent and warrant to the Buyer that:  (i) the Sellers and/or the Principal Owners own all right, title and interest in and to the Patent Rights without any known conflict with the rights of others and (ii) as of the date hereof, there are no unresolved claims made and there has not been communicated to either Seller or Principal Owner the threat of any claim that the Patent Rights violate or infringe any intellectual property or other proprietary right of any other Person.  As used herein, (a) ”Patent Rights” shall mean the U.S. Patent Applications listed on Schedule III (the “Patent Applications”) and any currently pending or subsequently filed patent applications directed to the subject matter of the Patent Applications, including any divisional application, continuation application, continuation-in-part application, reissue application, reexamination request, renewal or extension thereof, all foreign counterparts thereof, and all patents issuing therefrom, and (b) ”Licensed Products” shall mean any products, or parts thereof, the manufacture, use, offer for sale, or sale of which would infringe any claim(s) of the Patent Rights.

SECTION 10.         TAXES.

The parties hereto hereby covenant and agree as follows:

SECTION 10.1.      Taxes.  The Sellers shall be responsible for the preparation and filing of all required Tax Returns and shall be liable for the payment of any and all Taxes relating to all periods through the Closing Date.

SECTION 10.2.      Cooperation on Tax Matters.

(a)           The Buyer, the Sellers and the Principal Owners agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Business as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to tax matters, for the preparation for and proof of facts during any tax audit, for the preparation for any tax protest, for the prosecution or defense of any suit or other proceeding relating to tax matters and for the answer to any governmental or regulatory inquiry relating to tax matters.

(b)           From and after the Closing Date, the Buyer agrees that it will not unreasonably withhold access by the Sellers and their attorneys, accountants and other representatives (after reasonable notice and during normal business hours), to such personnel, books, records, documents and any or all other information relating to the Business then in Buyer’s possession as the Sellers may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute and/or defend any such Tax Return, filing, audit, protest, claim, suit, inquiry or other proceeding.

SECTION 10.3.      Allocation of Purchase Price.  The Buyer and the Sellers agree that they shall negotiate in good faith to enter into an agreement on or after the Closing Date concerning the allocation of the Purchase Price and the Assumed Liabilities among the Purchased Property (any agreed allocation hereinafter referred to as the “Allocation”).  The Buyer and the Sellers agree that the Allocation shall be made pursuant to the following procedure:  the Buyer shall deliver to the Sellers an allocation of the Purchase Price and Assumed Liabilities among the Purchased Property (“Buyer’s Appraisal”).  If the Sellers object to the Allocation as reflected in the Buyer’s Appraisal, the Sellers shall deliver written notice to the Buyer within 30 days after the Sellers’ receipt of the Buyer’s Appraisal.  If the Sellers so object to the Allocation as reflected in the Buyer’s Appraisal, the Sellers and the Buyer shall prepare separate allocations of the Purchase Price and Assumed Liabilities among the Purchased Property.  The Sellers and the Buyer will cooperate in filing with the Internal Revenue Service their respective Forms 8594 as provided for in Section 1060 of the Code, on a basis consistent with such Allocation, and such Allocation shall be reflected on any Tax Returns required to be filed as a result of the transactions contemplated hereby.  In the event that any Tax authority disputes the Allocation, the Sellers or Buyer, as the case may be, shall promptly notify the other party of the nature of such dispute.

SECTION 10.4.      Transfer Taxes.  Notwithstanding anything to the contrary set forth in Section 10.1, an amount equal to 50% of all transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer

Taxes) and related fees (including any penalties, interest and additions to Tax) (“Transfer Taxes”) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by each of the Sellers, on the one hand, and the Buyer, on the other hand.  The Sellers and the Buyer shall cooperate in making in a timely manner all filings, returns, reports and forms as may be required to comply with the provisions of such Transfer Tax laws.  To the extent legally able to do so, the Buyer shall deliver to the Sellers exemption certificates satisfactory in form and substance to the Sellers with respect to Transfer Taxes if such delivery would reduce the amount of Transfer Taxes that would otherwise be imposed.

SECTION 10.5.      Certain Gift Taxes.  The Buyer hereby acknowledges and agrees that the Sellers may assign or otherwise transfer all or part of the Contingent Payment to certain members of the Sellers’ management.  In the event that any such assignment or transfer is finally determined by the Internal Revenue Service to be subject to gift Tax under the Code, during the applicable statute of limitations thereof, the Buyer shall reimburse the Sellers up to an amount thereof equal to 50% of the sum of the aggregate amount of such gift Tax paid or payable by any such Seller, less any amounts of such Tax that any Seller is reimbursed, or is entitled to reimbursement, by any such transferee or otherwise.

SECTION 11.         INDEMNIFICATION.

SECTION 11.1.      Survival.  Each of the representations and warranties of the Sellers, the Principal Owners and the Buyer in this Agreement shall be deemed represented and made by each of them at the Closing, as if made at such time, and shall survive the Closing, notwithstanding any investigation on the part of the Buyer, the Sellers or the Principal Owners, as the case may be, for a period terminating on the second anniversary of the Closing Date; provided, however, that the representations and warranties contained in Sections 5.3 (Authorization and Validity of Agreement), 5.8 (Tax Matters), 5.27 (Environmental Matters), 5.29 (Authorization and Validity of Transaction Documents), 5.30 (No Conflict or Violation) and Section 10 (Taxes) shall survive indefinitely.  The covenants contained in this Agreement shall survive the Closing indefinitely or until, by their respective terms, they are no longer operative.

SECTION 11.2.      Indemnification by the Sellers and the Principal Owners.

(a)           Notwithstanding the Closing or the delivery of the Purchased Property and regardless of any investigation at any time made by or on behalf of the Buyer or of any Knowledge or information that the Buyer may have, the Sellers and the Principal Owners shall jointly and severally indemnify and fully defend, save and hold the Buyer, any Affiliate of the Buyer and their respective directors (or Persons in similar positions), officers and employees (the “Buyer Indemnitees”), harmless if any Buyer Indemnitee shall at any time or from time to time suffer any damage, liability, loss, cost, expense (including all reasonable attorneys’, consultants’ or experts’ fees), deficiency, interest, penalty, impositions, assessments or fines (collectively, “Losses”) arising out of or resulting from, or shall pay or become obliged to pay any sum on account of, any Sellers’ Event of Breach.  As used herein, “Sellers’ Event of Breach” shall be and mean any one or more of the following:

(i)            any untruth or inaccuracy in any representation of the Sellers or the

Principal Owners or the breach of any warranty of the Sellers or the Principal Owners (including, without limitation, any misrepresentation in, or omission from, any statement, certificate, schedule, exhibit, annex or other document furnished pursuant to this Agreement and the other Transaction Documents by the Sellers or the Principal Owners (or any of their representatives) to the Buyer (or any representative of the Buyer)) and any misrepresentation in or omission from any document furnished to the Buyer at the Closing;

(ii)           any failure of the Sellers or the Principal Owners duly to perform or observe any term, provision, covenant, agreement or condition on the part of the Sellers or the Principal Owners to be performed or observed;

(iii)          other than in respect of any matter that is subject to Section 11.2(a)(i), any act performed, law violated, transaction entered into, or state of facts suffered to exist by the Sellers before the Closing Date;

(iv)          the laws of any jurisdiction relating to sales of property in bulk, whether asserted prior to or subsequent to the Closing Date;

(v)           any claim or cause of action by any party against any Buyer Indemnitee with respect to the Excluded Liabilities; and

(vi)          any amount not paid to the Buyer when due under the Fortress Note or the Fortress Guaranty.

(b)           The obligation of the Sellers and the Principal Owners to make any payment pursuant to Section 11.2(a)(i) shall arise only if the aggregate amount of all Losses suffered or incurred by the Buyer Indemnitees exceeds $311,500, in which case the Sellers and the Principal Owners shall pay to the relevant Buyer Indemnitees the entire amount of such Losses in excess of $311,500; provided, however, that the Sellers and the Principal Owners shall not be obligated to pay to the Buyer Indemnitees pursuant to Section 11.2(a)(i) an amount greater than $10,000,000 in the aggregate; provided, further, that the foregoing limitations shall not apply with respect to (i) any representation or warranty contained in Sections 5.3, 5.8, 5.18 (other than with respect to the Subsidiary Receivable), 5.27, 5.29, 5.30, and 10 of this Agreement, and (ii) any amount not paid to the Buyer when due under the Fortress Note or the Fortress Guaranty; provided, further, that the aggregate liability of the Sellers and the Principal Owners pursuant to this Section 11.2 (other than in respect of any breach of the provisions of Section 7.7) shall not exceed the amount of the Purchase Price.

SECTION 11.3.      Procedures for Indemnification by the Sellers and the Principal Owners.  If a Sellers’ Event of Breach occurs or is alleged and a Buyer Indemnitee asserts that the Sellers or the Principal Owners have become obligated to such Buyer Indemnitee pursuant to Section 11.2, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Sellers or the Principal Owners may become obligated to a Buyer Indemnitee hereunder, such Buyer Indemnitee shall give written notice to the Sellers.  The Sellers and the Principal Owners agree to defend, contest or otherwise protect the Buyer Indemnitee against any such suit, action, investigation, claim or proceeding at their sole cost and expense; provided, however, that neither the Sellers nor the Principal Owners shall compromise or settle any such suit, action, investigation, claim or proceeding involving any actual, alleged or likely claims in excess of $25,000, in the aggregate, without the Buyer’s prior written consent.  The Buyer Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Buyer Indemnitee’s choice and shall in any event cooperate with and assist the Sellers and the Principal Owners to the extent reasonably possible.  If the Sellers or the Principal Owners fail to timely defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Buyer Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Buyer Indemnitee shall be entitled to recover the entire cost thereof from the Sellers or the Principal Owners, including, without limitation, reasonable attorneys’, consultants’ and experts’ fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding.

SECTION 11.4.      Indemnification by the Buyer.

(a)           Notwithstanding the Closing or the delivery of the Purchased Property, the Buyer shall indemnify and agree to fully defend, save and hold the Sellers, any Affiliate of the Sellers and their respective directors (or Persons in similar positions), officers and employees (the “Seller Indemnitees”), harmless if any Seller Indemnitee shall at any time or from time to time suffer any Losses arising out of or resulting from, or shall pay or become obligated to pay any sum on account of, any Buyer’s Event of Breach.  As used herein, “Buyer’s Event of Breach” shall be and mean any one or more of the following:

(i)            any untruth or inaccuracy in any representation of the Buyer or the breach of any warranty of the Buyer contained in this Agreement or any of the other Transaction Documents;

(ii)           any failure of the Buyer duly to perform or observe any term, provision, covenant, agreement or condition contained in this Agreement on the part of the Buyer to be performed or observed;

(iii)          any claim or cause of action by any party against any Seller Indemnitees with respect to Assumed Liabilities; and

(b)           The obligation of the Buyer to make any payment pursuant to Section 11.4(a) shall arise only if the aggregate amount of all Losses suffered or incurred by the Seller Indemnitees exceeds $311,500, in which case the Buyer shall pay to the relevant Seller Indemnitees the entire amount of such Losses in excess of $311,500; provided, however, that the Buyer shall not be obligated to pay to the Seller Indemnitees pursuant to Section 11.4(a) an amount greater than $10,000,000 in the aggregate.

SECTION 11.5.      Procedures for Indemnification by the Buyer.  If a Buyer’s Event of Breach occurs or is alleged and a Seller Indemnitee asserts that the Buyer has become obligated to it pursuant to Section 11.4, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Buyer may become obligated to a Seller Indemnitee hereunder, such Seller Indemnitee shall give written notice to the Buyer.  The Buyer agrees to defend, contest or otherwise protect such Seller Indemnitee against any such suit, action, investigation, claim or proceeding at its sole cost and expense; provided, however, that the Buyer shall not compromise or settle any such suit, action, investigation, claim or proceeding involving any actual, alleged or likely claims in excess of $25,000, in the aggregate, without the Parent’s prior written consent.  Such Seller Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of its choice and shall in any event cooperate with and assist the Buyer to the extent reasonably possible.  If the Buyer fails timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Seller Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Seller Indemnitee shall be entitled to recover the entire cost thereof from the Buyer including, without limitation, reasonable attorneys’ fees, disbursements and amounts paid as the result of such action, investigation, claim or proceeding.

SECTION 11.6.      Purchase Price Adjustment.  The Buyer and each of the Sellers agree to treat any payments under this Section 11 as an adjustment to the Purchase Price for all federal, state and local Tax purposes.

SECTION 12.         CONDITIONS PRECEDENT TO PERFORMANCE BY THE SELLERS AND THE PRINCIPAL OWNERS.

The obligations of the Sellers and the Principal Owners to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Sellers and the Principal Owners in their sole discretion:

SECTION 12.1.      Representations and Warranties of the Buyer.  All representations and warranties made by the Buyer in this Agreement shall be true and correct on and as of the Closing Date as if again made by the Buyer on and as of such date, and the Sellers shall have received a certificate to that effect, dated the Closing Date and duly executed by the Buyer.

SECTION 12.2.      Performance of the Obligations of the Buyer.  The Buyer shall have performed all obligations required under this Agreement to be performed by the Buyer on or before the Closing Date, and the Sellers shall have received a certificate to that effect, dated the Closing Date and duly executed by the Buyer.

SECTION 12.3.      Consents and Approvals.  All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other Person, set forth on Schedule 12.3 of this Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date.

SECTION 12.4.      No Violation of Orders.  No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect; and no action or proceeding before any court or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other Person, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, and which in any such case has a reasonable likelihood of success in the opinion of counsel to the Sellers.

SECTION 12.5.      Other Closing Documents.  The Sellers shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of the Buyer or in furtherance of the transactions contemplated by this Agreement as the Sellers may reasonably request.

SECTION 12.6.      Legal Matters.  All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Buyer under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of the Buyer in furtherance of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to counsel for the Sellers

SECTION 12.7.      Notes.  The Buyer shall have executed and delivered to Parent (on behalf of the Sellers) the Assumed Note and the Purchaser Note, each of the Assumed Note and the Purchaser Note the shall be in full force and effect and the Buyer shall not be in breach thereof.

SECTION 12.8.      Escrow Agreement.  The Buyer shall have executed and delivered to the Sellers the Escrow Agreement, the Escrow Agreement shall be in full force and effect and the Buyer shall not be in breach thereof.

SECTION 12.9.      Bill of Sale.  The Buyer shall have executed and delivered to the Sellers the Bill of Sale, the Bill of Sale shall be in full force and effect and the Buyer shall not be in breach thereof.

SECTION 12.10.    Assignment and Assumption Agreement.  The Buyer shall have executed and delivered to the Sellers the Assignment and Assumption Agreement, the Assignment and Assumption Agreement shall be in full force and effect and the Buyer shall not be in breach thereof.

SECTION 12.11.    Assignments of Leases.  The Buyer shall have executed and delivered to the Sellers an Assignment of Lease with respect to each Leased Real Property, each such Assignment of Lease shall be in full force and effect and the Buyer shall not be in breach thereof.

SECTION 12.12.    Employment Agreements.

(a)           The Buyer shall have executed and delivered to Samuel G. Sherstad the Sherstad Employment Agreement, the Sherstad Employment Agreement shall be in full force and effect and the Buyer shall not be in breach thereof.

(b)           The Buyer shall have executed and delivered to Noel Peterson the Peterson Employment Agreement, the Peterson Employment Agreement shall be in full force and effect and the Buyer shall not be in breach thereof.

SECTION 13.         CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER.

The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Buyer in its sole discretion:

SECTION 13.1.      Representations and Warranties of the Sellers and the Principal Owners.  All representations and warranties made by the Sellers and the Principal Owners in this Agreement shall be true and correct on and as of the Closing Date as if again made by the Sellers and the Principal Owners on and as of such date, and the Buyer shall have received a certificate to that effect, dated the Closing Date and duly executed by the Sellers and the Principal Owners.

SECTION 13.2.      Performance of the Obligations of the Sellers and the Principal Owners.  The Sellers and the Principal Owners shall have performed all obligations required under this Agreement to be performed by the Sellers and by the Principal Owners on or before the Closing Date, and the Buyer shall have received a certificate to that effect, dated the Closing Date and duly executed by the Sellers and the Principal Owners.

SECTION 13.3.      Consents and Approvals.  All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other Person, required to be obtained by the Buyer in connection with the execution, delivery and performance of this Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date.

SECTION 13.4.      No Violation of Orders.  No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of the Business shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other Person or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, and which in either such case has a reasonable likelihood of success in the opinion of counsel to the Buyer.

SECTION 13.5.      No Material Adverse Change.  During the period from December 31, 2003 to the Closing Date, there shall not have been any material adverse change in the assets, properties, business, operations, prospects, net income or financial or other condition of the Business.

SECTION 13.6.      Opinion of Counsel.  The Buyer shall have received a favorable opinion, dated as of the Closing Date, from counsel to the Sellers and the Principal Owners, substantially in the form attached as Exhibit L hereto.

SECTION 13.7.      Employment Agreements.

(a)           Samuel G. Sherstad shall have executed and delivered to the Buyer the Sherstad Employment Agreement, the Sherstad Employment Agreement shall be in full force and effect and Mr. Sherstad shall not be in breach thereof.

(b)           Noel Peterson shall have executed and delivered to the Buyer the Peterson Employment Agreement, the Peterson Employment Agreement shall be in full force and effect and Mr. Peterson shall not be in breach thereof.

SECTION 13.8.      Consents to Assignments of Leases.  Without limiting the provisions of Section 13.3, the Buyer shall have received consents to the assignment of each Lease from the lessor(s) thereunder on terms reasonably satisfactory to the Buyer.

SECTION 13.9.      Due Diligence.  The Buyer shall have completed to its satisfaction its due diligence investigation (including, without limitation, environmental analyses of the Leased Real Property) of the Sellers, the Business and the Purchased Property.

SECTION 13.10.    Sherstad Note.  All amounts outstanding under the Sherstad Note (other than the Assumed Note Balance) shall have been indefeasibly paid in full by the Sellers.

SECTION 13.11.    Change of Names.  The Sellers and their respective Affiliates shall have amended their respective Organizational Documents to change their names to names that shall not include, and shall not be similar in any manner to, “Woodmark International”, “Stair House” or any derivative thereof.

SECTION 13.12.    Delivery of Bill of Sale, Assignment and Assumption Agreement, Assignments of Leases, Certificates and Affidavits, Etc.  The Sellers shall have delivered to the Buyer (i) the Bill of Sale, the Assignment and Assumption Agreement, an Assignment of Lease with respect each Leased Real Property and other assignments or certificates of title, in form satisfactory to the Buyer’s counsel, as are reasonably necessary to transfer to the Buyer all of the Sellers’ respective right, title and interest in, to and under the Purchased Property; (ii) evidence that all Licenses and Permits, including, without limitation, Environmental Permits have been transferred to the Buyer on or before the Closing Date; (iii) all right, title and interest in and to the Leased Real Property, together with delivery of the Leased Real Property; and (iv) physical possession and control of the Leased Real Property.

SECTION 13.13.    Available Funds.  The Buyer shall have available to it all funds necessary to pay the Purchase Price and all fees and expenses required to be paid by the Buyer under this Agreement.

SECTION 13.14.    Non-Competition Agreements.  Each of James Alexander, Randy Cecil, Noel Peterson and Samuel G. Sherstad shall have executed and delivered to the

Buyer a Non-Competition Agreement, each such Non-Competition Agreement shall be in full force and effect and none of such Persons (as applicable) shall be in breach thereof.

SECTION 13.15.    Escrow Agreement.  Parent shall have executed and delivered to the Buyer the Escrow Agreement (which execution and delivery shall have been acknowledged and agreed to by Subsidiary), the Escrow Agreement shall be in full force and effect and Parent shall not be in breach thereof.

SECTION 13.16.    Fortress Note.  Fortress shall have executed and delivered to the Buyer the Fortress Note, the Fortress Note shall be in full force and effect and Fortress shall not be in breach thereof.

SECTION 13.17.    Fortress Guaranty.  Samuel G. Sherstad shall have executed and delivered to the Buyer the Fortress Guaranty, the Fortress Guaranty shall be in full force and effect and Samuel G. Sherstad shall not be in breach thereof.

SECTION 13.18.    Other Closing Documents.  The Buyer shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of the Sellers or in furtherance of the transactions contemplated by this Agreement as the Buyer or its counsel may reasonably request.

SECTION 13.19.    Legal Matters.  All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Sellers or the Principal Owners under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of the Sellers or the Principal Owners in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for the Buyer.

SECTION 14.  TERMINATION.

SECTION 14.1.      Conditions of Termination.  Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing:

(a)           By mutual consent of the Sellers and the Buyer;

(b)           By the Sellers if, as of July 30, 2004, any of the conditions set forth in Section 12 shall not have been satisfied or waived;

(c)           By the Buyer if, as of July 30, 2004, any of the conditions set forth in Section 13 shall not have been satisfied or waived; or

(d)           By the Buyer if the Sellers does not on or prior to the Closing Date cure and eliminate all Defects.

SECTION 14.2.      Effect of Termination.  In the event of termination pursuant to Section 14.1, this Agreement shall become null and void and have no effect, with no liability on the part of any party hereto or their respective directors (or persons in similar positions), officers, agents, partners or stockholders, with respect to this Agreement, except for the liability of a party for expenses pursuant to Section 15.3.

SECTION 15.         MISCELLANEOUS.

SECTION 15.1.      Successors and Assigns.  Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that the Buyer may assign its rights hereunder to an Affiliate; provided, further, that no such assignment shall reduce or otherwise vitiate any of the obligations of the Buyer or the Sellers or the Principal Owners hereunder.  This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

SECTION 15.2.      Governing Law; Venue.  This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Texas, without giving effect to the principles of conflicts of laws thereof.  The parties hereto hereby agree that, in the event of any action, suit or proceeding relating to any dispute among such parties arising under this Agreement, such action, suit or proceeding shall be brought in a court of competent jurisdiction in the County of Dallas, Texas.

SECTION 15.3.      Expenses.  Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated hereby are consummated.  Without limiting the foregoing, the Sellers shall pay the cost of all surveys, title insurance policies and title reports ordered pursuant to Section 7.10.

SECTION 15.4.      Severability.  In the event that any part of this Agreement is declared by any court or other judicial or administrative body of competent jurisdiction to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

SECTION 15.5.      Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given; (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (c) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to either Seller or any Principal Owner:

c/o Samuel G. Sherstad
6701 Lakeshore Drive
Garland, TX  75074
Facsimile:  (972) 496-0912

with a copy to:

Locke Lidell & Sapp LLP
2200 Ross Avenue,
Suite 2200
Dallas, Texas  75201
Attention:  Stephen L. Sapp, Esq.
Facsimile:  (214) 756-8570

If to the Buyer:

Woodmark International, L.P.
c/o P&F Industries, Inc.
300 Smith Street
Farmingdale, New York 11735
Attention:  Chief Financial Officer
Facsimile:  (631) 694-1836

with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention:  Neil Novikoff, Esq.
Facsimile:  (212) 728-8111

Any party hereto may change its address for the purpose of this Section 15.5 by giving the other party written notice of its new address in the manner set forth above.

SECTION 15.6.      Amendments; Waivers.  This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance.  Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

SECTION 15.7.      Public Announcements.  The parties agree that after the signing of this Agreement, no party shall make any press release or public announcement concerning this transaction without the prior written approval of the other party unless a press release or public amendment is required by law or by the rules of any securities exchange or association on which the securities of such party are listed or included for trading.  If any such announcement or other disclosure is required by law or by such rules, the disclosing party agrees to give the nondisclosing parties prior notice and an opportunity to comment on the proposed disclosure.

SECTION 15.8.      Entire Agreement.  This Agreement and the other Transaction Documents contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior agreements and understandings, oral or written, with regard to such transactions.  All schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

SECTION 15.9.      Parties in Interest.  Except as otherwise provided in Section 11, nothing contained in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Sellers, the Principal Owners and the Buyers and their respective successors and permitted assigns.  Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to either Seller, any Principal Owner or the Buyer.  No provision of this Agreement shall give any third Persons any right of subrogation or action over or against any Seller or the Buyer.

SECTION 15.10.    Scheduled Disclosures.  Disclosure of any matter, fact or circumstance in a Schedule to this Agreement shall not be deemed to be disclosure thereof for purposes of any other Schedule hereto.

SECTION 15.11.    Section and Paragraph Headings.  The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

SECTION 15.12.    Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which shall constitute the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the date first above written.

SELLERS:

WM TEXAS INTERNATIONAL, LP
(a Texas limited partnership)

By:	WM Texas GP, LLC,
its general partner

By:		/s/ Samuel G. Sherstad
	Name:	Samuel G. Sherstad
	Title:	Manager

SH GEORGIA, INC.
(a Georgia corporation)

By:		/s/ Samuel G. Sherstad
	Name:	Samuel G. Sherstad
	Title:	President

PRINCIPAL OWNERS:

/s/ Samuel G. Sherstad
Name: Samuel G. Sherstad

WM TEXAS GP, LLC

By:		/s/ Samuel G. Sherstad
	Name:	Samuel G. Sherstad
	Title:	Manager

WM TEXAS PARTNERS, LLP

By:		/s/ Samuel G. Sherstad
	Name:	Samuel G. Sherstad
	Title:	Managing Partner

BUYER:

WOODMARK INTERNATIONAL, L.P.
(a Delaware limited partnership)

By:	Countrywide Hardware, Inc.,
its general partner

By:		/s/ Joseph A. Molino, Jr.
	Name:	Joseph A. Molino, Jr.
	Title:	Vice President